Exhibit 10.1

[EXECUTION COPY]

CONSUMER CREDIT CARD PROGRAM AGREEMENT
By and Between
J. C. PENNEY CORPORATION, INC.
(Formerly known as J. C. PENNEY COMPANY, INC.)
GE MONEY BANK
(Assignee of MONOGRAM CREDIT CARD BANK OF GEORGIA)
Originally Dated as of
December 6, 1999
And
Amended and Restated as of
November 5, 2009

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	3

1.1	Certain Defined Terms	3
1.2	Usage	3
1.3	Conventions	3
1.4	Interpretation	3

ARTICLE II	ESTABLISHMENT AND PROMOTION OF THE PROGRAM	4

2.1	Commencement of Program, Conversion and Establishment of Accounts	4
2.2	Certain Obligations of JCPenney Under the Program	9
2.3	Credit Review Point	11
2.4	Promotion of Program	12
2.5	Marketing Plans	13
2.6	Marketing Obligation	15
2.7	Promotional Financing Programs	16
2.8	Transition	16

ARTICLE III	ADMINISTRATION OF PROGRAM	17

3.1	Preparation of Documents	17
3.2	Personnel, Features and Technology	18
3.3	Credit Terms and Credit Criteria	19
3.4	Losses	20
3.5	Accounts	21
3.6	Ownership and Use of JCPenney Customer Information and Bank Portfolio Information	21
3.7	Incidental Marketing Programs	25
3.8	New Stores; Acquisitions/New Affiliates	25
3.9	Store Closings	25
3.10	Information Access	25
3.11	Other In-Store Credit Activities	25
3.12	Training	26
3.13	Change and Quality Control	27
3.14	Delivery of Information	29
3.15	Merchandise Liability	30
3.16	Inserts and Other Statement Communications	30
3.17	Operating Procedures	31
3.18	Program Governance	31
3.19	Balance-Building Programs	32
3.20	Reports	32
3.21	Exclusivity	33
3.22	No Discrimination	33
3.23	Outsourcing	33
3.24	Sales Tax Recovery	34
3.25	Payments through Loyalty Coupons	34
3.26	Payments through Direct Coupons	34
3.27	Association Interchange Fees for Purchases at Drug Chain with Dual Card	34
3.28	General Treatment of Purchases with Dual Card at Drug Chain	34

ARTICLE IV	SETTLEMENT	34

4.1	Participation Fee	35
4.2	Intentionally Deleted	35
4.3	Private Label Program Gain Share Payment	35
4.4	Annual Signing Bonus	35
4.5	Application Bounty Payment	35
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ARTICLE V	REPRESENTATIONS, WARRANTIES AND COVENANTS OF JCPENNEY	35

5.1	General Representations, Warranties, and Covenants	35

ARTICLE VI	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANK	39

6.1	General Representations, Warranties, and Covenants	39

ARTICLE VII	CHARGEBACKS	42

7.1	Chargebacks	43

ARTICLE VIII	UCC FILINGS	43

8.1	Grant of Security Interest; Precautionary Filing	43

ARTICLE IX	EVENTS OF DEFAULT	44

9.1	Events of Default	44
9.2	Remedies	46

ARTICLE X	TERM/TERMINATION	46

10.1	Initial and Renewal Term	46
10.2	Purchase Right	46
10.3	Notice of Termination	46
10.4	Liquidation	47
10.5	Securitization	47
10.6	Force Majeure	47
10.7	Critical Change in Applicable Law	48
10.8	Survival	49

ARTICLE XI	INDEMNIFICATION	49

11.1	Indemnified Losses	49
11.2	Indemnification by JCPenney	49
11.3	Indemnification by Bank	50
11.4	Notice	51
11.5	General Procedure	51
11.6	Role of Indemnified Party	52
11.7	Limitations on Parties	52
11.8	Exclusive Remedies	53

ARTICLE XII	MISCELLANEOUS	53

12.1	Assignability	53
12.2	Entire Agreement; Amendment	53
12.3	Waiver	54
12.4	Delays or Omissions	54
12.5	Insurance	54
12.6	Rights of Persons Not a Party	55
12.7	Headings	55
12.8	Governing Law/Severability	55
12.9	Good Faith	56
12.10	Drafting	56
12.11	Counterparts	56
12.12	JURISDICTION	56
12.13	Non-Binding Arbitration	57
12.14	Notices	57
12.15	Power of Attorney	58
12.16	Use of Names and Trademarks	58
12.17	Confidential Information	59
12.18	Audit Rights	59
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12.19	Year 2000 Capability	61
12.20	Press Releases or Publicity Statements	61
12.21	Independent Contractor	61
12.22	No Joint Venture	62
12.23	Tax and Financial Cooperation	62
12.24	Interim Processing	62
12.25	No Violation	62
12.26	Genovese	63

ARTICLE XIII	DUAL CARD TEST AND WIND-DOWN	63

13.1	General

ARTICLE XIV	PERSONAL PAYMENT PLAN ACCOUNTS TEST AND WIND-DOWN	63

14.1	General	63

ARTICLE XV	CERTAIN DEFINED TERMS	63

15.1	Defined Terms	71

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AMENDED AND RESTATED
CONSUMER CREDIT CARD PROGRAM AGREEMENT

This Consumer Credit Card Program Agreement (“Agreement”) is made as of
December 6, 1999, (the “Effective Date”) by and between J. C. PENNEY CORPORATION, INC., formerly known as J. C. Penney Company, Inc., a Delaware corporation, with its principal place of business at Plano, Texas, and GE MONEY BANK, assignee of Monogram Credit Card Bank of Georgia, with its principal place of business at 170  W. Election Road, Draper, Utah 84020, and is amended and restated as of  November 5, 2009 (the “Second Effective Date”).

WITNESSETH

WHEREAS, Bank is in the business of establishing and managing programs to extend customized revolving credit to qualified customers for the purchase of Goods and/or Services from various merchants for personal, family or household purposes and such business is one of the core businesses of GE Capital as of the Second Effective Date; and

WHEREAS, Bank and JCPenney previously entered into the Credit Card Asset Purchase and Sale Agreement, pursuant to which, as of the Effective Date, Bank purchased from JCPenney the Accounts related to JCPenney’s domestic consumer private label credit card business; and

WHEREAS, JCPenney and the other Authorized Entities are in the business of selling Goods and/or Services and serving customers; and

WHEREAS, JCPenney and Bank have agreed to establish and maintain a JCPenney-branded customized revolving credit program pursuant to which Bank shall extend credit to Cardholders (including those obligated in respect of Existing Accounts) for purchases of Goods and/or Services from JCPenney and other Authorized Entities, all as more fully described herein;

 WHEREAS, JCPenney desires to maintain a Program which will support JCPenney’s retail sales of Goods and/or Services by JCPenney and the other Authorized Entities, increase sales revenues at JCPenney and that of the other Authorized Entities, increase and develop JCPenney’s customer base, utilize JCPenney Customer Information in order to market to and service those individuals effectively and innovatively, and to enhance JCPenney’s goodwill in its customer base;

WHEREAS, Bank desires to continue to extend credit pursuant to Accounts, expand the use of Accounts and obtain the charges resulting from the use of Accounts;

WHEREAS, as of the Effective Date, JCPenney and Bank established the Program and, by various amendments to the Agreement executed after the Effective Date, modified that Program as mutually agreed from time to time;

WHEREAS, JCPenney and Bank have agreed to further modify the Agreement and the previously established Program to (1) incorporate the terms previously set forth in the First Eight Amendments (as hereinafter defined) except as modified herein, (2) extend the Initial Term, (3) provide JCPenney with certain rights in respect of Program economics, (4) limit the scope of the Dual Card Program and Personal Payment Plan Program, and (5) otherwise amend the Agreement as stated herein;

WHEREAS, JCPenney has requested, and GE Capital has agreed to provide, a guaranty of the performance of the obligations of its subsidiary, Bank, under this Agreement;

NOW, THEREFORE, in consideration of the terms and conditions stated herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as of the Second Effective Date to amend and restate this Agreement as follows:

ARTICLE I
DEFINITIONS

1.1   Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XV unless otherwise specifically defined in this Agreement.

1.2   Usage.  Unless the context indicates otherwise, when used in the singular, the term “party” shall mean Bank, on the one hand, and JCPenney, on the other hand.

1.3   Conventions.  Unless the context indicates otherwise, the use of:  (a) the word “including” shall be deemed to be equivalent to “including, but not limited to”; and (b) the word “amended” shall mean “amended, modified, restated or supplemented, from time to time.”

1.4   Interpretation.

(a)  For purposes of interpreting this Agreement, reference to a Section or a subsection shall be deemed to include any corresponding Schedule or corresponding subsection thereof, as the case may be (e.g., a reference to Section 10.2 of this Agreement shall be deemed to include Schedule 10.2 and a reference to Section 10.2(a) shall be deemed to include subsection (a) of Schedule 10.2).  In the event there are inconsistencies between this Agreement (exclusive of the Exhibits) on the one hand, and the Exhibits on the other hand, the former shall govern.

(b)  The parties recognize that, since the Effective Date, the parties have entered into those certain (1) First Amendment to Consumer Credit Card Program Agreement, dated as of February, 2002 but, unless otherwise indicated, effective as of the Effective Date, (2) Amendment Number 2 to Consumer Credit Card Program Agreement executed as of February 1, 2002, (3) Amendment Number 3 to Consumer Credit Card Program Agreement dated as of July 8, 2003, (4) Fourth Amendment to Consumer Credit Card Program Agreement dated as of February, 2004, (5) Amendment

Number 5 to Consumer Credit Card Program Agreement dated as of February 7, 2005, (6) Amendment Number 6 to Consumer Credit Card Program Agreement dated as of July 31, 2006 but effective as of April 8, 2005, (7) Amendment Number 7 to Consumer Credit Card Program Agreement dated as of July 31, 2006 but effective as of August 1, 2004, and (8) Amendment Number 8 to Consumer Credit Card Program Agreement, dated as of July 31, 2006 but effective as of July 8, 2005 (singularly and collectively, the “First Eight Amendment(s)”).  Copies of such First Eight Amendments are attached hereto as Schedule 1.4(b) to facilitate determination of such effective dates only.  Provisions and exhibits that have not been amended, added or deleted by the First Eight Amendments or this Amended and Restated Consumer Credit Card Agreement shall be deemed effective as of the Effective Date.  Provisions and exhibits that have been amended, added or deleted shall be deemed effective (or ineffective) as of the effective date of the relevant amendment or the Second Effective Date, as appropriate.  As further provided in Section 12.2, this Amended and Restated Agreement supersedes any and all such First Eight Amendments and, accordingly, its terms shall govern any conflicts.

ARTICLE II

ESTABLISHMENT AND PROMOTION OF THE PROGRAM

2.1   Commencement of Program, Conversion and Establishment of Accounts.

(a)  JCPenney and Bank hereby establish the Program for the purpose of making open-end, revolving credit available to existing and new qualified customers of JCPenney and the other Authorized Entities whereby Bank makes loans to such customers to finance Purchases pursuant to the terms and conditions of this Agreement.

(b)  During the term of this Agreement, (i) Bank shall operate the Program in accordance with this Agreement, including the Performance Standards set forth in Exhibit F, as this Agreement may be amended from time to time by agreement in writing of the parties hereto, (ii) JCPenney shall maintain on an ongoing basis the credit-related point-of-sale functionality consistent with the functionality that exists on the date of this Agreement and shall cooperate with Bank to implement modifications or upgrades to such point-of-sale functionality that are mutually agreed to by the parties, and (iii) while performing its responsibilities under this Agreement, particularly those responsibilities requiring customer contact, Bank will use commercially reasonable efforts to make its role as third-party provider (and that of its Affiliates and others acting on Bank’s behalf) transparent to new and existing Cardholders to the extent possible and legally permissible; provided that it is understood that Credit Card Agreements and Account Documentation shall reflect the relationship between Bank and Cardholders, and that Cardholders shall be informed that Bank is the party extending credit to them as set forth in Section 2.1(c).  The parties acknowledge that before the Conversion Date, JCPenney (as an independent contractor to Bank in connection with this Agreement and to GE Capital in connection with the Commercial Program Agreement) will provide certain specified services in the operation of the Program and the Commercial Program pursuant to the terms of the Interim Processing Agreement.

(c)  JCPenney and Bank shall, at Bank’s expense, send a notification to Cardholders who have had an Active Account at any time since December 6, 1996.  The timing, content and scope of such notice shall be as set forth in Exhibit H.  Such notice may be included in Billing Statements sent to Cardholders.  The parties agree that any changes or modifications to Exhibit H are subject to the mutual agreement of JCPenney and Bank.  In connection with such notification, JCPenney shall, at its own expense, supply to Bank a store or catalog merchandise discount offer to provide to Cardholders receiving such notification who have not had an Active Account after December 1, 1997 as follows:  five dollars ($5) off on qualifying merchandise having a retail price from fifty dollars ($50) up to and including one hundred dollars ($100) and ten dollars ($10) off on qualifying merchandise having a retail price over one hundred dollars ($100).  Such offer shall have a thirty (30) day availability period.  The parties agree that they each have fulfilled their obligations under this Section 2.1(c).

(d)  Subject to the terms and conditions of this Agreement, for each consumer who has an address within the fifty (50) states of the United States, the

District of Columbia, the Commonwealth of Puerto Rico, or a territory of the United States (the “United States” or “U.S.”), and who applies for an Account after the date hereof (i) in person at a retail JCPenney Location within the United States, (ii) by mailing to Bank a Credit Card Application obtained from a JCPenney Location within the U.S. or a catalog distributed in the U.S., (iii) via the Internet or JCPenney websites as mutually agreed to by the parties, (iv) by telephone in a manner mutually agreed to by the parties, (v) by any direct mail offerings, (vi) through an APO or FPO address for those members of the U.S. and state military residing outside the U.S., or (vii) through any other application method mutually agreed to by the parties, and in the situations specified in clauses (i) through (vii) above who qualifies for credit under the Program as determined by Bank, Bank shall open a New Account, issue to such applicant a Credit Card, activate such applicant’s Credit Card and grant credit to such Cardholder for Purchases.  Bank’s rights and obligations in respect of consumers with addresses in Canada shall be as stated in Schedule 2.1(d).

(e)  Services.  Subject to the terms and conditions of this Agreement, including Section 12.24, Bank shall perform all of the services necessary to establish, operate and actively market the Program in accordance with the terms and conditions of this Agreement at its own expense (except as otherwise expressly set forth herein), in accordance with the Program resource requirements set forth in Exhibit R (“Services”) including:

i.  Establish, operate and market the Program as a customized, JCPenney-branded private label, open-end, revolving credit plan;

ii.  Actively solicit, accept, and review Credit Card Applications from, or on behalf of, prospective Cardholders;

iii.  Determine the creditworthiness of prospective Cardholders and approve creditworthy Credit Card Applications;

iv.  Establish Accounts for all approved applicants with credit limits to be set by Bank;

v.  Provide all required disclosures, terms and conditions to Cardholders, including Credit Card Agreements;

vi.  Produce and issue Credit Cards to approved applicants featuring the JCPenney name and logotype or such other names or logotypes as are mutually agreed to by the parties;

vii.  Provide authorizations to JCPenney and other Authorized Entities for Purchases, in accordance with Exhibit P;

viii.  Extend credit on Accounts to Cardholders for purchases of Goods and/or Services by Cardholders from JCPenney and other Authorized Entities;

ix.  Support the use of inserts, statement messages and other marketing efforts of JCPenney to Cardholders as provided in Section 3.16;

x.  Support the marketing efforts in this Agreement with respect to Accounts, including use of the Accounts in the Incidental Marketing Programs specified in Section 3.7;

xi.  Generate and deliver Billing Statements to Cardholders, subject to Schedule 2.1(e)(xi);

xii.  Process and apply Cardholder payments in a timely manner to the applicable Accounts;

xiii.  Manage all collection, charge-off, recovery and bankruptcy processes arising from defaulted Accounts and upon written request provide to JCPenney periodic reports of charge-off and recovery activity related to Bad Debts;

xiv.  Respond to all Cardholder service and billing inquiries and disputes relating to Accounts in a courteous manner and in accordance with Exhibit F;
xv.  Settle with JCPenney for any amounts due hereunder in accordance with Exhibit B;
xvi.  Operate a high quality, ethical Program that enhances the goodwill of JCPenney and Bank with Cardholders and other JCPenney customers; and
xvii.  Generally operate the Program and service all Accounts and Cardholders in accordance with this Agreement and competitive industry standards.

(f)  Compliance with Applicable Law.  Bank shall perform its Services under this Agreement in compliance with Applicable Law to the extent covenanted in Section 6.1(c) below.  Bank shall be responsible for monitoring changes in Applicable Law which affect Bank’s Services hereunder and for implementing appropriate changes in Bank’s practices to the extent necessary to comply with Applicable Law.  Bank shall also inform JCPenney of any changes to Applicable Law to the extent such changes in Applicable Law require a change by JCPenney or any other Authorized Entity in credit-related activities under Program.

(g)  Performance Standards.  Bank will perform the Services in accordance with this Agreement and all exhibits and schedules attached hereto, including the Performance Standards set forth in Exhibit F and the resource requirements set forth in Exhibit R, as they may be amended from time to time by agreement of the parties hereto.  In order to facilitate its abilities to achieve and maintain the Performance Standards, Bank shall, among other things, perform the tasks specified in Schedule 2.1(g).

2.2   Certain Obligations of JCPenney Under the Program.

(a) During the term of this Agreement, JCPenney shall, at its expense (unless otherwise specified herein), in accordance with the terms and conditions of this Agreement:  perform and cause each other Authorized Entity to perform, in-store services in a manner which in the aggregate is at least equivalent to that provided to the JCPenney credit division during the one (1) year immediately prior to the Effective Date to encourage the creation of Accounts and facilitate the use of Accounts by Cardholders.  JCPenney shall, and shall cause the other Authorized Entities to, perform such services, including the following in-store activities:

i.  Accept the Credit Card in order that Cardholders may make Purchases on their Accounts:

ii.  Promote in accordance with the Marketing Plan, and accept and forward in accordance with the Operating Procedures, Credit Card Applications or communicate information therefrom about prospective Cardholders to Bank;

iii.  Accept changes of address for Cardholders, take requests for Charge Slip adjustments from Cardholders and forward all such information to Bank;

iv.  Obtain authorizations in accordance with Exhibit P for Purchases;

v.  Assist Cardholders in communicating with Bank through Bank-provided toll-free telephone number facilities;

vi.  Provide receipts as set forth in Exhibit KK to or for Cardholders relating to In-Store Payments and handle such In-Store Payments as provided in Section 3.11(b);

vii.  Continue to provide benefits to Cardholders, including the “Privilege Card Program” in accordance with Exhibit DD, and first purchase discounts or comparable benefits of similar value to all new Cardholders;

viii.  Continue to offer assistance to customers requesting Credit Card Applications or resolution of problems related to the Accounts of those who become Cardholders;

ix.  Display promotional material related to Accounts in accordance with Section 2.4; and

x.  Provide imprinters to the extent used.

(b)  JCPenney shall provide, at its expense, and cause the other Authorized Entities, at their expense, to provide to Cardholders forms of Charge Slips and/or copies thereof, and forms of Credit Slips.  In addition, JCPenney shall keep (and shall cause each other Authorized Entity to keep), at no expense to Bank, signatures on completed instant Credit Card Applications in accordance with Exhibit C and provide copies of applicable signatures to Bank at its request in connection with customer service inquiries in accordance with Exhibit FF.

(c)  JCPenney shall (and shall cause each other Authorized Entity to) communicate electronically with Bank at the point of sale in the manner they communicated with the credit division prior to the Effective Date unless otherwise agreed.

(d)  JCPenney shall (at its own expense unless otherwise provided in the Marketing Plan) actively promote the Program in a manner to be agreed upon by the Policy Committee, including:  (i) providing training to its employees in accordance with Section 3.12; (ii) providing materials to customers that are the most recent materials provided by Bank to JCPenney Locations; and (iii) providing other support, such as in-store discounts, designed to promote credit marketing in accordance with the Marketing Plan.

(e)  Except as otherwise provided in Exhibit B, JCPenney shall be solely responsible for allocating payments made to it by Bank for any other Authorized Entities hereunder, and Bank shall not be responsible or liable, for or in connection with, a failure by JCPenney to do so.

2.3   Credit Review Point.

(a)  Bank shall extend credit to Cardholders in amounts set forth as the Net Credit Volume reflected in Charge Transaction Data received and accepted by Bank; provided that such extension of credit shall be subject to (i) the credit limits applicable to each Account, including any automatic credit overline extension, and (ii) the Credit Criteria and the terms and conditions in the Credit Card Agreements.  Under no circumstances shall Bank be required to advance funds in respect of Charge Transaction Data submitted to it by JCPenney or approve any extension of credit to any Cardholder if, after giving effect to such advance or approval, the sum of such advances or approvals plus the aggregate outstanding balances on the Account as of the day of such advance or approval would exceed the Credit Review Point.  For purposes of Section 2.3, Net Credit Volume shall include all DMS Net Credit Volume.

(b)  JCPenney expressly acknowledges Bank’s right to establish a Credit Review Point as described in this Section 2.3 and, in this regard, hereby releases Bank from and against Indemnified Losses incurred by JCPenney (other than claims of Persons other than JCPenney, its Affiliates and/or any other Authorized Entities) as a result of Bank refusing to approve any extensions of credit to Cardholders where such refusal results from the application of the Credit Review Point; provided that the foregoing shall not otherwise modify any of Bank’s indemnification obligations pursuant to Article XI.

(c)  Bank shall promptly notify JCPenney when the aggregate amount of the total outstanding balances on Accounts shall equal or exceed an amount equal to eighty percent (80%) of the Credit Review Point.  Within ninety (90) days after such notification, Bank shall notify JCPenney whether Bank is willing to increase the Credit

Review Point.  If Bank refuses to increase the Credit Review Point by at least ten percent (10%), JCPenney shall have the right to terminate this Agreement pursuant to Article X hereof within one hundred eighty (180) days of notice from Bank of its decision with respect to increasing the Credit Review Point.

2.4   Promotion of Program.

(a)  Bank and JCPenney mutually agree to market actively the Program in accordance with the marketing plan (“Marketing Plan”), the initial version of which is set forth as Exhibit S.  Bank shall support marketing of the Program by, among other things, funding the Bank Marketing Obligation as set forth in the Marketing Plan.  JCPenney shall support the programs listed in Exhibit DD in a manner consistent with the practices as they existed on the Effective Date   Any material changes to such programs or current practices shall be mutually agreed to by the parties.  JCPenney shall (i) administer incentive programs for sales associates consistent with existing JCPenney practices and (ii) coordinate host/hostess booth personnel as mutually agreed to by the parties in the Marketing Plan, using funding to be provided pursuant to the Marketing Plan.

(b)  JCPenney shall display and make available at JCPenney Locations, in a manner to be agreed by the parties, Credit Card Applications provided by Bank at Bank’s expense, to be used in connection with the Program.  Expenses in respect of in-store signage, including point-of-sale signage and tent signage related to Accounts, and decals for acceptance of Credit Cards, shall be applied against the Bank Marketing Obligation in accordance with Exhibit D.  Any credit-related advertising or signage used by JCPenney shall be displayed or otherwise employed in a manner consistent with the Marketing Plan.  Any in-store signage and in-store promotional materials, as well as any outbound telemarketing scripts, must be approved by JCPenney prior to usage.  JCPenney may not, without Bank’s prior written consent, use Bank’s name or logo type (or the name or logo type of any Affiliate of Bank) in any advertisement, press release or promotional materials.  Bank’s approval of any billing or credit terms for any promotion is not intended to be and will not be construed to be an approval of any materials used in advertising or implementing such promotions, except that Bank shall be responsible for any Truth-in-Lending or similar state credit disclosure verbiage provided by Bank to JCPenney or any other Authorized Entity for use in advertising copy, if such verbiage is used without modification and in the manner specified by Bank. Bank shall provide such verbiage which verbiage shall be in a form substantially similar to Exhibit K.  Any approval by JCPenney of any materials that contain billing or credit terms is not intended to be and will not be construed to be an approval of such terms.

(c)  The design of any Credit Cards used in the Program shall be as set forth in Exhibit J, with such modifications as are mutually agreed to by JCPenney and Bank, except that JCPenney may, in its sole discretion, alter the JCPenney logo and color used on any Credit Card used in the Program with reasonable advance notice to Bank for new Credit Cards only.

(d)  As long as JCPenney offers the JCPenney Rewards Program (or any successor multi-tender loyalty program), Cardholders shall receive a premium benefit (in addition to any standard rewards) for purchases made with the Private Label Card.  Only purchases that qualify for base reward earnings shall qualify for the premium benefit and such premium benefit shall be reduced for returns.  For the avoidance of doubt, JCPenney, in its discretion, may offer additional bonus promotions in connection with the JCPenney Rewards Program that are tender neutral.

2.5   Marketing Plans.

(a)  The design and formulation of the Marketing Plan shall be modified and amended from time to time through the activities of the Marketing Workgroup provided for in Exhibit I.  The initial Marketing Plan for the period commencing on the Effective Date and concluding at the end of the first full Fiscal Year is set forth in Exhibit S.  Changes in the Marketing Plan for subsequent Fiscal Years shall be agreed to by JCPenney and Bank in accordance with the normal ongoing JCPenney planning processes and in any event no later than one hundred eighty (180)

days prior to the commencement of each such Fiscal Year (“Marketing Plan Date”).  If the Marketing Workgroup cannot agree upon a Marketing Plan by such Marketing Plan Date, then the Marketing Workgroup shall refer the dispute or disagreement to the Policy Committee.  Until the dispute or disagreement is resolved, the Marketing Workgroup and the parties will implement those portions of the Marketing Plan on which the Marketing Workgroup has agreed.  With respect to other credit marketing initiatives on which the Marketing Workgroup cannot agree, JCPenney shall make the determination with respect to such credit marketing initiatives as will be implemented in-store and Bank shall make the determination with respect to such credit marketing initiatives as will be implemented other than in-store, provided that the amount of the Bank Marketing Obligation that shall be utilized for such in-store and not in-store credit marketing initiatives shall be consistent with the distribution of marketing expenditures as between in-store and not in-store credit marketing activities for the average of the last three (3) Fiscal Years, or if fewer than three (3) Fiscal Years have elapsed, then the average for the Fiscal Years that have elapsed since the Effective Date.

(b)  Unless the parties agree otherwise, Bank agrees that during the period commencing on the Effective Date and concluding at the end of the initial Fiscal Year, it will continue to implement, consistent with Exhibits D and S, the marketing programs developed by JCPenney for such marketing period prior to the Effective Date, in order to ensure a seamless transition of Program marketing activities during that initial marketing period.

(c)  The Marketing Plan for each Fiscal Year shall include an analysis provided by Bank, which analysis shall be prepared using publicly available information of competitive private label credit programs offered by various competitors of JCPenney listed in Exhibit Z or such other competitors as are otherwise agreed to by the Program Coordinators.  Such analysis shall include a comparison of Cardholder pricing and terms, card features such as rebate/point programs or loyalty programs, exclusive cardholder offerings, different product offerings such as preferred shopper cards, and supporting creative materials, such as Cardholder applications and marketing materials.

Such analysis also shall include a comparison of Internet credit card functionality, including application, approval and authorization and other factors that would support a comprehensive comparison of the JCPenney Program to that of such other retailers, including credit sales penetration, credit line utilization, and average balance level.

2.6   Marketing Obligation.

(a)  For each Fiscal Year during the term of this Agreement, Bank shall expend an amount equal to the Bank Marketing Obligation in connection with marketing in respect of the Program (or, for the Fiscal Year in which this Agreement commences or terminates, the amount of the Bank Marketing Obligation computed for that portion of such Fiscal Year that this Agreement is in effect).  The Bank Marketing Obligation expenditures for each Fiscal Year shall be made throughout that Fiscal Year in accordance with the then-current Marketing Plan or as otherwise agreed to by the Marketing Workgroup. Unspent amounts from a given Fiscal Year during the Term will be carried over to future Fiscal Years to be spent during the Term. The Marketing Plan for the portion of the Fiscal Year in which this Agreement is executed and the first full Fiscal Year thereafter is attached as Exhibit S.  Those activities, the expenses of which shall be applied against the Bank Marketing Obligation, as well as those activities the expenses of which shall not be applied against the Bank Marketing Obligation, are set forth in Exhibit D.  Bank shall provide a quarterly report to JCPenney regarding all marketing expenses paid by Bank during the prior fiscal quarter and a forecast for the balance of the Fiscal Year.

(b)  In addition to the Bank Marketing Obligation, the parties shall have the rights and obligations set forth in Schedule 2.6(b).

(c)  JCPenney shall, at its own expense, in connection with such Relaunch, supply to Bank appropriate value proposition(s) to be included in the Relaunch mailing.

(d)  JCPenney agrees to marketing obligations  as set forth in Schedule 2.6(d).

2.7  Promotional Financing Programs.  JCPenney may offer AFF Skip Pay Promotions, AFF With Pay Promotions, True Free Skip Pay Promotions, and True Free With Pay Promotions, or such other promotions as are mutually agreed to by the parties, to consumers as a part of marketing the Program (“Credit Promotions”).  The frequency and volume of such Credit Promotions for Purchases shall be determined by JCPenney, provided that the total Purchase meets or exceeds the thresholds as may be established by Bank and JCPenney by mutual agreement from time to time.  JCPenney shall pay Bank an AFF Skip Pay Fee with respect to AFF Skip Pay Promotions, an AFF With Pay Fee with respect to AFF With Pay Promotions, a True Free Skip Pay Fee with respect to True Free Skip Pay Promotions, and a True Free With Pay Fee with respect to True Free With Pay Promotions.  The initial AFF Skip Pay Fees, AFF With Pay Fees, True Free Skip Pay Fees and True Free With Pay Fees are set forth in Exhibit U.  Bank shall not implement any return to revolving trigger (an event that takes the promotional balance off its promotional rate and onto the Account’s standard or delinquency APR during the stated promotional period) without the prior written consent of JCPenney.

2.8  Transition.  Bank and JCPenney shall cooperate with one another in effecting an orderly and timely transition of the Program from JCPenney to the Bank.  As soon as practicable, Bank shall provide all staff and other resources necessary to provide the Services and operate the Program.  As soon as practicable after the Effective Date, all Account Documentation, as appropriate, and other such forms shall clearly disclose that Bank is the creditor.  Bank acknowledges that there are additional applications and other Account documents, as well as catalogs containing such materials, which indicate that JCPenney or JCPenney Bank is making the credit decision, that are outstanding as of the Effective Date in JCPenney Locations and private homes and offices.  JCPenney will, and will cause each other Authorized Entity to, make commercially reasonable efforts to remove such applications and other

Account Documentation from JCPenney Locations promptly upon receipt of such Account Documentation from Bank.  Bank also agrees to honor JCPenney’s existing credit marketing  programs set forth in Exhibit S until Bank and JCPenney mutually agree to amend such programs.  If a Credit Card Application indicates that JCPenney or JCPenney Bank is making the credit extension, then a notice stating that Bank is establishing the Account and extending the credit will be sent with the Credit Card to the applicant for whom the Account is opened.

ARTICLE III

ADMINISTRATION OF PROGRAM

3.1   Preparation of Documents.  Bank and JCPenney shall cooperate with and assist each other in the preparation and delivery of Account Documentation to be used in connection with the Program.  Bank shall provide to JCPenney, at Bank’s expense, copies of all such Account Documentation, in Bank’s possession both current and historical, and such other documents or materials as are reasonably requested by JCPenney, to comply with any regulatory agency proceedings.  JCPenney shall provide to Bank, at JCPenney’s expense, copies of such Account Documentation in JCPenney’s possession, both current and historical, and such other documents or materials as are reasonably requested by Bank to comply with any regulatory agency proceedings.  Bank agrees to provide the current Account Documentation which Bank is obligated to provide under this Agreement in sufficient quantities to enable JCPenney to maintain its participation in the Program, and Bank shall deliver such Account Documentation to such locations as the parties mutually agree.  The design and marketing panels, and segments thereof (if any), of certain Account Documentation materials, namely Credit Card Applications, Credit Card carriers, Credit Card Agreements, Credit Cards, Balance-Building Slips, change of terms notices, and other credit-related promotional materials, shall be agreed upon by Bank and JCPenney, and are subject to change from time to time as mutually agreed to by the parties.  The initial form of the Credit Card plastic and Credit Card carrier that Bank will use on the Effective Date shall be substantially in the form of Exhibit J.

3.2   Personnel, Features and Technology.

(a)  Personnel, Features and Technology.  In order to establish and operate a competitive private label credit card program, Bank shall: (i) provide a team of key management personnel (including the personnel set forth on Exhibit AA) to operate the Program in accordance with this Agreement with the levels of competence, experience and expertise at least equal in the aggregate to those provided by Bank to Bank’s other major private label credit card programs; (ii) make available features and employ technology in support of the Program at the same time that Bank makes such features available to and employs such technology for Bank’s other private label credit card programs (except where unable to do so because of the proprietary rights of others); and (iii) make available features and employ technology in connection with the Program which are, in the aggregate, at least equal to the features provided and the technology employed by other leading private label credit card programs.  Notwithstanding anything to the contrary in this Agreement, effective as of the Second Effective Date, Bank’s key management personnel for the Program shall be as set forth in Schedule 3.2(a).

(b)  Personnel Review.  On an annual basis, Bank shall conduct a review of the quantity and the quality of the personnel operating the Program and will prepare a plan detailing the Program’s personnel needs for the next Fiscal Year.  Such plan will be discussed with the JCPenney Program Coordinator and if the JCPenney Program Coordinator believes that the plan is inadequate, the area of concern will be presented for discussion at the next Policy Committee meeting.  In the event that the Policy Committee determines that additional staffing shall be necessary to provide the Services or improve the effectiveness or competitiveness in the Program, Bank shall use commercially reasonable efforts to make sufficient personnel, with appropriate levels of competence, experience and expertise, available to provide such Services as promptly as practicable.

(c)  Anticipated Features.  Bank shall provide anticipated features as set forth in Schedule 3.2(c).

(d)  Evolution.  The parties anticipate that the Program (including the features of the Program and the systems and technologies used by both parties in the Program) will evolve over time to keep pace with technological advancements and improvements in the methods of delivering data, receiving data, processing data, generating output, marketing innovations, and performing other Services in connection with the Program.  Subject to the provisions of this Section 3.2, the parties agree to cooperate with each other in taking advantage of such technological advancements and other improvements to maintain and improve the effectiveness and competitiveness of the Program.

(e)  Certain Expenses.  Bank shall bear all of its own costs and expenses in maintaining, developing, enhancing or otherwise modifying the features of the Program and the systems and technologies of the Bank used in the Program.  JCPenney shall bear all of its own costs and expenses in modifying its systems and technologies to accommodate any such developments, enhancements or other modifications by Bank; provided that Bank, notwithstanding anything to the contrary herein, shall not be obligated to undertake any such development, enhancement or other modification in connection with the Program that would require JCPenney to make any such modification or incur any such cost or expense without JCPenney’s prior written consent.

(f)  Access to Bank’s Consumer Database.  Except to the extent limited by the proprietary rights of third parties, including other Bank customers, other contractual obligations of Bank and Applicable Law, Bank shall provide JCPenney and other Authorized Entities, at their reasonable request and costs, information from its “prospect” database for the sole purpose of selling merchandise in stores or by catalog or Internet, but information from such database shall not be used for marketing by DMS.

3.3   Credit Terms and Credit Criteria.   Bank shall have the sole right to establish and change Credit Terms and Credit Criteria, subject to the provisions of this Section 3.3 and Schedule 3.3(a)-(e).

(a)  [Intentionally omitted]

(b)  [Intentionally omitted]

(c)  [Intentionally omitted]

(d)  [Intentionally omitted]

(e)  [Intentionally omitted]

(f)  Disaster Relief Programs.  Bank and JCPenney shall discuss and agree upon disaster relief practices, including hurricane, flood, tornado and other natural disaster programs when either the Bank Program Coordinator or the JCPenney Program Coordinator believes such relief is necessary or appropriate under the circumstances.

(g)  Pay-By-Phone Service Fees.  Notwithstanding anything to the contrary in this Agreement, from and after the Second Effective Date through the Initial Term, the parties’ rights and obligations in respect of pay-by-phone fees shall be as set forth in Schedule 3.3(g).

(h)  Change in Credit Terms Noticed on May 20, 2009.  Certain acknowledgements of the parties in respect of the change in credit terms noticed on May 20, 2009 are set forth in Schedule 3.3(h).

3.4   Losses.

(a)  As between Bank and JCPenney, all losses including, fraud, credit, deceased, bankruptcy, or unauthorized transactions on Accounts, shall be borne solely by Bank without recourse to JCPenney; except for (a) losses incurred in respect of transactions charged back pursuant to Section 7.1 hereof, (b) losses incurred after Accounts are purchased by JCPenney in accordance with Section 10.2, and (c) other losses expressly specified in Exhibit N.

(b)  As between Bank and JCPenney, both parties duly acknowledge that the economic loss of Written-Off Accounts is a contributing factor when determining the formula used in calculating the Participation Fee paid to JCPenney as provided in Article IV and when determining Credit Criteria for individual Cardholders.

3.5   Accounts.

(a)  Ownership of Accounts.  Bank shall be the sole and exclusive owner of all Accounts and shall be entitled to receive all payments made by Cardholders on Accounts.  Purchases under the Program shall constitute extensions of credit directly from Bank to Cardholders.  JCPenney will not, at any time, have any rights in any of the Accounts established under the Program or in any obligations owing at any time thereunder unless JCPenney subsequently purchases such Accounts or obligations from Bank.

(b)  Record Retention.  Bank shall comply with record retention standards for the Program to be agreed upon by the parties, such record retention standards to be no less than Bank’s record retention standards on the Effective Date, provided that Bank shall keep individual electronic Account records for a minimum of forty-eight (48) months after the Account ceases to be an Active Account.

3.6   Ownership and Use of JCPenney Customer Information and Bank Portfolio Information

(a)  Dual Relationships with Cardholders.  The parties recognize that Cardholders are customers of both parties and, thus, each party has certain ownership rights in information relating to those Cardholders.  The purpose of this Section 3.6 is to clarify those respective ownership rights, as well as the use rights of the parties relating to such information.

(b)  JCPenney Ownership and Use of JCPenney Customer Information.  JCPenney shall have sole ownership rights in JCPenney Customer Information and the exclusive right to use JCPenney Customer Information for any and all purposes, except for those purposes for which Bank will use Bank Portfolio Information as specified in Section 3.6(c).  Notwithstanding the foregoing, JCPenney agrees that it shall not, and shall cause all other Authorized Entities not to, use any JCPenney Customer Information in a manner which contravenes any provision of this Agreement.

(c)  Bank Ownership and Use of Bank Portfolio Information.  During the term of this Agreement and thereafter to the extent provided in any of Sections 3.9, 10.4 and 12.1(e), Bank shall have sole ownership rights in Bank Portfolio Information;  provided, however, that Bank hereby agrees that its right to use such Bank Portfolio Information, or any other information it receives, creates or maintains in connection with the Program, shall be limited to the creation, ownership, operation and collection of the Accounts, the marketing of Credit Cards and credit features on Accounts, the operation of the Program, and otherwise exercising its rights and performing its obligations under this Agreement, all pursuant to, in accordance with, and as limited by, this Agreement.  Bank also may use Bank Portfolio Information in connection with such additional marketing or other activities as may be specifically agreed to from time to time by JCPenney in writing.  The information use and transmission limitations set forth in this Section 3.6(c) and in Section 3.6(g) shall survive termination of this Agreement, except to the extent otherwise specified in Sections 3.9, 10.4 and 12.1(e).

(d)  Transmission of Charge Transaction Data by JCPenney.  JCPenney shall provide to Bank, Charge Transaction Data comprised of that point-of-sale information agreed to by Bank and JCPenney as being necessary to process a Purchase, credit or other transaction on an Account, or for such other uses as are permitted by Section 3.6(c).  Such Charge Transaction Data shall become part of Bank Portfolio Information.  JCPenney shall provide other information relating to Cardholders or Cardholder Purchases to Bank upon Bank’s reasonable request in connection with the administration of the Program, including copies of documentation reasonably requested by Bank in order to respond to Cardholder inquiries and/or disputes, in accordance with Exhibit FF.

(e)  Transmission of Address Changes and Other Information to JCPenney.  In order to enable JCPenney to update JCPenney Customer Information, Bank shall provide to JCPenney, at least monthly in electronic form with information regarding name and address changes for Cardholders.  In addition, JCPenney may retain information from Credit Card Applications directed to JCPenney, and Bank shall provide information from Credit Card Applications received by Bank, pursuant to customer consent provided for in Section 3.6(f).  Bank also shall provide to JCPenney information relating to Cardholders’ use and repayment of their Accounts, as well as information relating to Cardholders received by Bank from third parties, to the extent permitted by Applicable Law; provided, however, that Bank shall not, and shall not be obligated to, provide to JCPenney credit reports received from consumer reporting agencies within the meaning of the federal Fair Credit Reporting Act.  JCPenney agrees that it will not transfer to any unaffiliated third-party information that JCPenney receives from Bank that Bank had received from third parties.

(f)  Cardholder Consent.  Credit Card Applications shall include consent language for receipt by JCPenney or its Affiliates of information from Credit Card Applications.  The initial form of such consent language is set forth in Exhibit G.  Such consent language shall apply whether such Credit Card Applications will be received initially by Bank, by JCPenney, or by another entity on behalf of Bank.  Similar consent language regarding the transmission to JCPenney of information relating to Cardholders shall be included in the Credit Card Agreements.

(g)  Transmission to and Use by Third Parties of Information.  Any transmission or use of Bank Portfolio Information or any other information relating to Cardholders or Accounts by or on behalf of Bank, to any third-party that is not an Affiliate of Bank shall be subject to confidentiality commitments which shall be similar in substance to the confidentiality provisions contained in this Agreement.  Bank shall ensure that the use of Bank Portfolio Information and other information relating to Cardholders and Accounts by any affiliated or unaffiliated third-party to whom Bank provides such Bank Portfolio Information shall be limited to those purposes specified in

Section 3.6(c), and that such uses shall not extend beyond the term of this Agreement, except to the extent specified in Sections 3.9, 10.4 and 12.1(e).  Neither Bank nor any third-party engaged by Bank or otherwise working on Bank’s behalf shall sell, transfer or otherwise provide any Bank Portfolio Information or other information relating to Cardholders or Accounts to any other person, or permit any other person to use, directly or indirectly, such information for any purpose other than those purposes specified in Section 3.6(c).

(h)  Cooperation Regarding Information.  The parties agree to cooperate in determining the extent to which information relating to Cardholders may be shared and shall cooperate and use commercially reasonable efforts to address changes in Applicable Law, in order to retain and facilitate each party’s ownership rights in, continued access to, and economic value in information relating to Cardholders or Accounts, including JCPenney Customer Information and Bank Portfolio Information.

(i)  Security Standards.  JCPenney and Bank shall each implement and maintain appropriate administrative, technical, and physical safeguards to (i) protect the security, confidentiality, and integrity of all nonpublic personal information about applicants or Cardholders, as defined in the Act (“nonpublic personal information”), including, without limitation, Cardholder names, addresses, and Account numbers, in all cases in accordance with the Act and Regulations; (ii) protect against any anticipated threats or hazards to the security or integrity of nonpublic personal information; and (iii) protect against unauthorized access to or use of nonpublic personal information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant. JCPenney shall also require that each Authorized Entity and any third party to whom nonpublic personal information is transferred by or on behalf of JCPenney implements and maintains safeguards meeting the above standards. Bank shall require that each Affiliate of Bank and any third party (other than an Authorized Entity) to whom nonpublic personal information is transferred by or on behalf of Bank implements and maintains safeguards meeting the above standards. This subsection 3.6(i) shall not apply to information JCPenney collects from its customers in its capacity as a retailer, but shall apply to nonpublic personal information provided to JCPenney by or on behalf of Bank and nonpublic personal information JCPenney obtains in performing responsibilities under the Program.

3.7   Incidental Marketing Programs. The parties’ rights and obligations in respect of  Incidental Marketing Programs shall be as set forth in Schedule 3.7.

3.8   New Stores; Acquisitions/New Affiliates.  The parties’ rights and obligations in respect of new stores, acquisitions and new affiliates shall be as set forth in Schedule 3.8.

3.9   Store Closings. The parties’ rights and obligations in respect of store closings shall be as set forth in Schedule 3.9.

3.10   Information Access.  In order to enable JCPenney to update JCPenney Customer Information, Bank shall provide to JCPenney monthly, a copy of the Bank’s JCPenney Masterfile, at Bank’s expense, which shall include any and all Account information maintained therein by or for Bank, subject only to such limitations as required by Applicable Law.  Bank shall also provide JCPenney access to Bank’s or its designee’s Datamart with respect to the Program, which access shall be limited to five (5) simultaneous users.  JCPenney shall be financially responsible for and shall maintain the telecommunication lines and workstations necessary to access such Datamart and Bank shall provide, at its expense, the necessary software and licenses to access such Datamart.  The parties agree that they will use commercially reasonable efforts in accordance with applicable privacy laws, regulations, standards and policies in order to exchange their “Do not solicit lists” or their “Do not write lists” of Cardholders.

3.11   Other In-Store Credit Activities.

(a)  Credit Support.  JCPenney shall provide in-store credit activities, which include but are not limited to, acceptance of In-Store Payments and other credit support, as more specifically set forth in Exhibit X.  Exhibit X also specifies the Bank’s reimbursement to JCPenney for such in-store credit activities.

(b)  In-Store Payments.  JCPenney may accept, regardless of tender, In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures.  All In-Store Payments shall be deemed to be held in trust by JCPenney for the benefit of Bank until such payments are actually received by Bank or netted by Bank against Charge Transaction Data submitted to Bank in accordance with the Settlement Procedures in Exhibit B.  JCPenney may promote the fact that Cardholders, or other persons acting on behalf of Cardholders, may make In-Store Payments.  JCPenney shall, and shall cause each of the other Authorized Entities to, notify Bank immediately on receipt of In-Store Payments.  Such In-Store Payments shall be credited to the Cardholder’s Account as of the date the payment is accepted in the store and the “open-to-buy” on such Account shall be increased immediately upon Bank’s receipt of notice of payment from JCPenney or an Authorized Entity to reflect such In-Store Payment regardless of tender (except to the extent any payments are floated pursuant to the check kiting payment float logic in place as of the Second Effective Date as set forth in Schedule 3.11(b), which logic shall not be changed without the approval of JCPenney).  Upon Cardholder’s request, JCPenney shall issue receipts for such payments in compliance with Applicable Law substantially in the form attached as Exhibit KK.  As soon as practicable, but in any event prior to March 31, 2000, JCPenney’s In-Store Payment receipt shall state: “We are taking this payment on your behalf.  It is not deemed accepted until actually received by Bank” or such other language as may be agreed to by the parties.

3.12   Training.

(a)  Bank and JCPenney acknowledge the importance of training.  The Policy Committee shall agree upon the training which is appropriate and necessary to achieve a successful Program.

(b)  To train Bank employees, JCPenney, at its expense, shall develop orientation materials to introduce Bank employees to JCPenney and to keep them current on the direction, products, merchandising and marketing programs of JCPenney’s various businesses and Bank, at its expense, shall make its employees and the materials available for training with respect to JCPenney’s and Authorized Entities’ businesses, using appropriate means to provide such training.  Bank, at its expense, shall develop, cause to be developed or purchase, and administer all other training to its employees to enhance their ability to perform the services contemplated under this Agreement.

(c)  To train JCPenney employees, Bank, at its expense, shall develop and produce materials for training associates of JCPenney and the other Authorized Entities on the Program.  JCPenney, at its expense, shall use such materials to train its associates and the associates of Authorized Entities to promote the Program, accept Credit Card Applications, and obtain authorizations using appropriate means to provide such training.  Bank also shall assist JCPenney and other Authorized Entities with training of employees of JCPenney and other Authorized Entities in credit-related issues by providing the number of employees specified on Schedule 3.12(c), among whose principal duties as field marketing managers will be to assist with training to the extent provided in this Agreement with respect to the Program, and in such other fashion as may be mutually agreed to by the parties.  JCPenney and other Authorized Entities shall use their training distribution mechanism and the training staff to provide store personnel and other appropriate employees the information to perform store operations and other obligations of JCPenney and other Authorized Entities under the Program.

(d)  Bank shall assist JCPenney and other Authorized Entities with making commercially reasonable changes to the credit-related Operating Procedures and with training of employees by providing them with training materials with respect to the implementation of in-store credit-related changes as a result of changes in Applicable Law.

3.13   Change and Quality Control.

Excluding changes in Credit Terms and Credit Criteria (which shall be subject to
Section 3.3 and not this Section 3.13):

(a)  Where practicable, all material changes to the features, products, and services offered to Cardholders or prospective Cardholders proposed to be made by the Bank during any Fiscal Year shall be submitted to the planning process that occurs between Bank and JCPenney prior to the beginning of such Fiscal Year; provided however, that the foregoing does not prohibit Bank from proposing a material change during the rest of the Fiscal Year.  Unless otherwise mutually agreed by JCPenney and Bank, Bank shall, to the extent prudent (taking into account factors such as Bank’s prior experience with such changes, industry experience with such changes and other appropriate factors), test or analyze such proposed material changes prior to implementation to ensure that such changes achieve their intended results.  Upon the discovery of any material unintended adverse effect on the Cardholders, JCPenney or the Program, unless otherwise mutually agreed, Bank shall take commercially reasonable necessary steps to restore the Program to its intended state as soon as practicable.

(b)  Bank shall keep JCPenney reasonably informed prior to and during the process of making material changes to its systems or processes relating to the Program.  In particular, Bank shall notify JCPenney as early as practicable prior to closing any material facilities used to provide the Services or operate the Program.  In the event of any closing of the Puerto Rico facility, Bank shall take appropriate steps to maintain Spanish language servicing capability in its other facilities.  Prior to making any of the material changes described above, Bank shall, to the extent prudent (taking into account factors such as Bank’s prior experience with such changes and other appropriate factors), test or analyze such changes to ensure that such changes achieve their intended results in a reliable manner.  Upon the discovery of any material, unintended adverse effect on the Cardholders, JCPenney or the Program, unless otherwise mutually agreed, Bank shall immediately take all commercially reasonable steps (taking into account the impact on the Program and the parties) to restore the Program to its intended state as soon as practicable.

(c)  Bank shall keep JCPenney informed regarding the results of tests or analyses and the implementation of changes under this Section 3.13 and shall provide JCPenney with appropriate opportunities to provide input regarding such tests or analyses and changes.

(d)  Without JCPenney’s prior written approval, Bank shall not make any changes to its systems or processes relating to the Program that would require JCPenney to make material changes to its systems or processes, except if required by a change in Applicable Law.  In such case, Bank shall take commercially reasonable steps to minimize the cost and disruption of any such change to JCPenney.

3.14   Delivery of Information.

(a)  After the Conversion Date, and except as otherwise provided in Section 3.10, Bank shall be responsible for, at Bank’s expense, all delivery of electronic information to and from JCPenney.  In addition, all risk of delivery before electronic information arrives at JCPenney, and risk of delivery once electronic information leaves the possession of JCPenney, shall be the risk and liability of Bank.  Bank shall be responsible, at Bank’s expense, for arranging all maintenance of electronic delivery channels owned or provided by Bank.  JCPenney shall be responsible, at JCPenney’s expense, for arranging all maintenance of electronic delivery channels owned or provided by JCPenney or any Authorized Entity.  However, JCPenney will pay for and be responsible for the data transmission line from the Datamart to JCPenney.

(b)  Each party shall bear the risk and cost of delivery of materials it ships to the other party by other methods.  Risk of delivery lies with the sender until receipt by the other party.  For the avoidance of doubt, the parties agree that JCPenney shall be responsible for all postage costs (whether public or private) related to shipment of materials from JCPenney Locations to Bank or U.S. locations designated by Bank and

Bank shall be responsible for all postage costs (whether public or private) related to shipment of materials from Bank locations to JCPenney Locations or U.S. locations designated by JCPenney.

3.15   Merchandise Liability.  Notwithstanding any other provision of this Agreement, (a) JCPenney shall be liable under any transaction it or another Authorized Entity has with any Cardholder with respect to the Goods and/or Services purchased by such Cardholder (as opposed solely to the Credit Card Agreement, Account or Indebtedness), and, to the extent JCPenney or such other Authorized Entity is responsible for the performance of the duties and obligations pursuant thereto, JCPenney or such other Authorized Entity shall remain liable to the same extent as if this Agreement had not been executed, (b) the exercise by Bank of any of its rights pursuant to this Agreement shall not release JCPenney or such other Authorized Entity from any of its duties or obligations under any transaction with any Cardholder with respect to Goods and/or Services purchased by such Cardholder, (c) Bank shall not have any obligation or liability of any nature, secured or unsecured, whether fixed, contingent or otherwise, with respect to any such Goods and/or Services and (d) JCPenney shall be obligated under this Section 3.15 to perform or otherwise bear any such duty or obligation or liability of any other Authorized Entity.

3.16   Inserts and Other Statement Communications.  JCPenney shall have the sole right, except as provided below, to include JCPenney’s or Authorized Entities’ product and service advertisements in Billing Statements sent to Cardholders, whether as a statement insert, statement message, bangtail, envelope message or other form (including an electronic equivalent to the extent practicable and provided under similar terms if Bank implements electronic billing), provided that such advertisements conform to the requirements for such Billing Statement inserts or other messages initially as set forth in Exhibit Q, including the timing for delivery to specified locations.  In the event that (a) the inserts cause the postage payable in respect of Billing Statements to exceed the postage otherwise payable by Bank or (b) JCPenney otherwise takes action that increases the cost to Bank of inclusions of inserts or distribution of Billing Statements, then Bank shall notify JCPenney of the amount of such increased cost.  If pre-approved by JCPenney, JCPenney shall reimburse Bank for such excess postage or other incremental costs, including bangtails, and, if not preapproved or otherwise agreed in the Marketing Plan, the mailing will exclude those items which would have resulted in an increase in postage costs.  The parties’ further rights and obligations in respect of inserts and other statement communications shall be as set forth in Schedule 3.16.

3.17   Operating Procedures.

(a)  The Operating Procedures as of November 5, 2009 are attached as Exhibit C, and they may, from time to time, be amended by JCPenney in its sole discretion, provided that no such amendment that could materially affect Bank shall be made without mutual agreement of the parties.

(b)  Without Bank’s prior written approval JCPenney shall not make any changes to its systems or processes relating to the Program that would require the Bank to make material changes to its systems or processes, except if as required by a change in Applicable Law.  In such case, JCPenney shall take commercially reasonable steps to minimize the cost and disruption of any such change to Bank.

3.18   Program Governance.

(a)  Bank and JCPenney each shall assign, on a full time basis, an employee knowledgeable about the Program and the Relationship Agreements to serve as its liaison to the other party with regard to the day-to-day operation of the Program.  Bank’s employee shall be referred to as the “Bank Program Coordinator” and JCPenney’s employee shall be referred to as the “JCPenney Program Coordinator.”  Bank agrees that it will appoint a Senior Vice President as the Bank Program Coordinator to be responsible for the day-to-day operation of the Program.  JCPenney agrees that it will appoint a senior manager at the director level as the JCPenney Program Coordinator, provided, however, that JCPenney shall make such appointment within sixty (60) days after the date hereof.  Each party agrees that it will seek the input of the other party before it makes its Program Coordinator appointment, including any future appointments to replace a Program Coordinator.  In addition, each of Bank and JCPenney shall appoint an employee to be a full-time liaison to resolve high-level service issues.

(b)  The parties agree to participate and cooperate fully in the governance structure in accordance with Exhibit I.

3.19   Balance-Building Programs.  Bank may, with JCPenney’s prior written consent, offer Balance-Building Programs for Accounts after testing such Balance-Building Program in conjunction with a sample JCPenney database.  Bank shall implement such Balance-Building Programs in a way that will not result in a Cardholder’s open-to-buy being reduced by acceptance of the offer, such as by establishing a separate credit line or increasing the overall credit limit for Cardholders accepting such offers.

3.20   Reports.

(a)  Bank shall make available to JCPenney such standard and customized reports relating to the Cardholders, the Accounts and the Program as JCPenney may reasonably request from time to time.  Bank will not charge for customized reports similar to the types of reports that Bank provides to its management or other customers at no cost.  If a customized report requested by JCPenney involves substantial additional costs, Bank will inform JCPenney, which shall have the option at its expense, to have Bank produce such report.  The forum for requesting such reports shall be the Program Coordinators and the expense, content, form, timing (e.g., daily, weekly, monthly, etc.) and method of delivery (e.g., electronic, paper, etc.) of such reports shall be discussed by the Program Coordinators and, if there is a dispute, it shall be resolved by the Policy Committee.

(b)  Bank shall deliver to JCPenney (i) on a weekly basis, a written summary of the volumes and types of Cardholder inquires and complaints; and (ii) promptly after receipt thereof, copies of any Cardholder surveys conducted by or on behalf of Bank or any of its outsourcers relating to the Program.

(c)  Beginning for the month of January, 2010, Bank shall deliver to JCPenney the financial statements described in Schedule 3.20(c).  At the start of each calendar year, Bank shall provide to JCPenney a preliminary budget for that coming year

(d)  Bank shall deliver to JCPenney reports on the satisfaction of the Performance Standards as set forth in Exhibit F.

(e)  Bank shall deliver a daily report with each settlement showing calculation of the settlement amount pursuant to Exhibit B.

3.21   Exclusivity.  The parties’ rights and obligations in respect of exclusivity shall be as set forth in Schedule 3.21.

3.22   No Discrimination.  JCPenney shall not impose any surcharge, application, restocking, processing or other fee or special condition on Cardholders, except where a comparable fee or condition applies equally to non-Cardholders.

3.23   Outsourcing.  Bank acknowledges that JCPenney entered this Agreement because of the specific skills presented by Bank, GE Capital and its other Affiliates.  Bank and its Affiliates, including GE Capital, shall perform customer service, early stage collection activities (i.e., any delinquency which is less than four (4) payments past due on an Account, except that collection activities with respect to skips, bankruptcies and first payment defaults shall not be early stage collection activities) and key management positions as set forth in Exhibit AA.  Outsourcing of Services other than customer service, early stage collection activities and key management positions shall not require JCPenney’s consent; provided, that, Bank shall notify JCPenney of such use (except where such use is of an Affiliate of Bank) prior to commencement of such services.  All outsourcing arrangements, including with an Affiliate of Bank, shall be subject to the same system back-up and disaster recovery standards for which Bank is responsible pursuant to this Agreement.  Any outsourcing arrangement entered into by Bank in connection with the Program shall not relieve Bank of its obligations or liability under this Agreement, including but not limited to the Performance Standards, and Bank shall be liable for any actions of such outsourcing entity that performs functions on behalf of Bank in connection with the Program.

3.24   Sales Tax Recovery.  The parties have agreed to jointly gather the documentation and information necessary for the parties to pursue, analyze, file, defend and/or litigate sales tax refunds, deductions, credits and/or audit offsets arising from Written-Off Accounts (the “Sales Tax Recovery Program”).  The procedures for the Sales Tax Recovery Program shall be as set forth in Schedule 3.24.

3.25   Payments through Loyalty Coupons.  The parties’ rights and obligations in respect of Loyalty Coupons shall be as set forth in Schedule 3.25.

3.26   Payments through Direct Coupons.  The parties’ rights and obligations in respect of Direct Coupons shall be as set forth in Schedule 3.26.

3.27   Association Interchange Fees for Purchases at Drug Chain with Dual Card. The parties’ rights and obligations in respect of certain Association interchange fees shall be as set forth in Schedule 3.27.

3.28   General Treatment of Purchases with Dual Card at Drug Chain.  The parties’ rights and obligations in respect of the general treatment of Purchases with Dual Cards at Drug Chain shall be as set forth in Schedule 3.28.

ARTICLE IV
SETTLEMENT

4.1   Participation Fee. Bank shall pay to JCPenney participation fees as defined in and calculated in accordance with Schedule 4.1 and Schedule 4.1-1 on the date(s) specified in Schedule 4.1 and Schedule 4.1-1.

4.2   [Intentionally Omitted.]

4.3   Private Label Program Gain Share Payment. Commencing for the first Measurement Period, Bank shall pay to JCPenney the Private Label Program Gain Share Payment(s) as defined in and calculated in accordance with Schedule 4.3 on the date(s) specified in such Schedule 4.3.

4.4   Annual Signing Bonus.  In connection with the execution of this Agreement as of the Second Effective Date, Bank shall pay to JCPenney an Annual Signing Bonus as defined in and calculated in accordance with Schedule 4.4 on the date(s) specified in Schedule 4.4.

4.5   Application Bounty Payment.  Bank shall pay to JCPenney an Application Bounty Payment as defined in and calculated in accordance with Schedule 4.5 on the date(s) specified in Schedule 4.5.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF JCPENNEY

5.1   General Representations, Warranties, and Covenants.  To induce Bank to enter into this Agreement and to establish and administer this Program, all as herein provided for, JCPenney makes to Bank the representations, warranties, and covenants set forth in this Article V :

(a)  Account Information.  On the date hereof, the terms and conditions applicable to Existing Accounts as reflected in the Cardholder notification referred to in Section 2.1(c) and in the Credit Card Agreement issued to existing Cardholders with the aforementioned Cardholder notification are true, complete, correct and accurate in all respects.

(b)  JCPenney Financial Information.  Bank may review JCPenney’s annual report and other publicly available financial data.  To facilitate Bank in doing so,

JCPenney shall, upon Bank’s request, and at Bank’s expense, deliver to Bank such publicly available financial data promptly as soon as such information otherwise is publicly available.  In addition, JCPenney shall provide to Bank monthly Eligible Department Store/Catalog/Internet Sales Volume.

(c)  Compliance with Law.  JCPenney shall comply, and shall cause each of the other Authorized Entities to comply, with Applicable Law in all material respects relating to the Program.

(d)  Corporate Existence.  JCPenney is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware and is authorized to conduct business under such laws as now conducted, and shall maintain such status and authority during the term of this Agreement.

(e)  Corporate Power and Authorization.  JCPenney represents and warrants that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each other Relationship Agreement to which it is a party, and to perform its obligations hereunder and thereunder.  JCPenney further represents and warrants that this Agreement has been duly authorized by all necessary corporate and stockholder action and has been (or will be at the Effective Date) duly executed and delivered by JCPenney and is (or will be at the Effective Date) the valid and binding obligation of JCPenney, enforceable against JCPenney in accordance with its terms.

(f)  Accounts.  JCPenney shall not, and shall not permit any other Authorized Entity to, represent itself as the owner of Accounts or Indebtedness owned by Bank hereunder; provided that JCPenney will not be considered to be in breach of this covenant to the extent JCPenney or other Authorized Entities use existing Account Documentation on hand inadvertently or at the written instruction of Bank.

(g)  Disaster Recovery.  JCPenney represents, warrants and covenants that it and each of its Affiliates which is another Authorized Entity has and shall maintain a pre-defined contingency and disaster recovery plan that will restore services affecting the Program and, to the extent practicable, will provide Bank with prior written notification of any modification of such plans.  JCPenney shall provide Bank with access to review applicable portions of such plans, upon the reasonable request of Bank.

(h)  No Default.  JCPenney represents and warrants as of the date of this Agreement that no default has occurred which, with the passage of time or the giving of notice or both, and the failure to cure, would constitute an Event of Default as defined in Section 9.

(i)  No Pending Litigation.  JCPenney represents and warrants that there are no, and will not be any, (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including any counterclaims) or, to JCPenney’s knowledge, threatened against JCPenney or any Authorized Entity that would materially impair the ability of JCPenney to perform its obligations under this Agreement or any other Relationship Agreement; or (ii) Liabilities or any other facts or circumstances to JCPenney’s knowledge that form the basis for any valid claim against or liability of JCPenney or any Authorized Entity that would materially impair the ability of JCPenney to perform its obligations under this Agreement or any other Relationship Agreement; provided, however that for purposes of reaffirming this representation and warranty after the date hereof, this representation and warranty shall give effect to any available insurance proceeds and any reasonable defenses available to JCPenney or another Authorized Entity in connection with the matters identified in clause (i) or (ii) hereof.  JCPenney hereby represents and warrants that it has not been the subject of any proceeding, and to its knowledge that there has there been no investigations, by or before any governmental entity, in either case relating to the Existing Accounts from January 1, 1997 through the Effective Date.

(j)  Noncontravention.  JCPenney represents and warrants that the execution, delivery and performance of this Agreement and any other Relationship Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or by-laws or any equivalent organizational document of JCPenney, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which JCPenney is subject, or (iii) violate any material contract, instrument or document to which JCPenney is a party or (iv) constitute a default under any existing material contract, instrument or document to which JCPenney is a party.

(k)  Notice of Adverse Conditions.  JCPenney agrees to notify Bank, subject to any confidentiality requirements, promptly after it is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting its or another Authorized Entity’s ability to perform its or their obligations hereunder, or in connection with the Program or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on any of them or Bank.  JCPenney also agrees, subject to any confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of the activities contemplated under this Agreement.

(l)  Records.  JCPenney shall keep, and shall cause each of the other Authorized Entities to keep, adequate records and books of account with respect to all of its business activities relating to the Program, in which proper entries, reflecting all of JCPenney’s or the other Authorized Entities’ (as applicable) financial transactions, are made in accordance with applicable accounting procedures.

(m)  Trademarks.  JCPenney represents and warrants to Bank as of the date hereof and throughout the term of this Agreement that it has the right and power to license the Marks as defined in Section 12.16 to Bank for use as contemplated by this Agreement.

(n)  Cardholder Relations.  JCPenney agrees to each of the following covenants with respect to the Accounts:

i.  JCPenney shall respond to Bank promptly, and cooperate with Bank, in connection with the resolution of disputes with Cardholders;

ii.  JCPenney shall maintain a policy for the exchange and return of Goods and adjustments for Services rendered or not rendered that is in accordance with Applicable Law;

iii.  JCPenney shall comply with all of JCPenney’s warranties, if any, with respect to Goods and/or Services sold under an Account.  Nothing in this paragraph (n) shall restrict JCPenney from selling Goods and/or Services subject to normal manufacturer’s warranties.

(o)  Taxes.  Unless Bank shall otherwise consent in writing, JCPenney shall, and shall cause each of the other Authorized Entities to, pay, collect and remit, when due, any sales taxes relating to the sale of Goods and/or Services.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANK

6.1   General Representations, Warranties, and Covenants.  To induce JCPenney to enter into this Agreement and participate in the Program, all as herein provided for, Bank makes to JCPenney the representations, warranties, and covenants set forth in this Article VI:

(a)  Account Information.  Upon JCPenney’s reasonable request, Bank shall provide to JCPenney, to the extent available to Bank, information indicating, for each Account, the terms and conditions applicable to such Account under the Credit Card Agreement governing such Account, including the law applicable to such Account.

(b)  Bank’s Financial Information.  JCPenney may review Bank’s call report and other publicly available financial data.  To facilitate JCPenney in doing so,

Bank shall, upon JCPenney’s request, and at JCPenney’s expense, deliver to JCPenney such publicly available financial reports and financial data promptly as soon as such information otherwise is available.

(c)  Compliance with Law.  Bank shall comply with Applicable Law in all material respects relating to the Program.

(d)  Corporate Existence.  Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is authorized to conduct business under such laws as now conducted. Bank shall maintain such status and authority during the term of this Agreement.

(e)  Corporate Power and Authorization.  Bank represents and warrants that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each other Relationship Agreement to which it is party, and to perform its obligations hereunder.  Bank further represents and warrants that this Agreement has been duly authorized by all necessary corporate and stockholder action and has been (or will be at the Effective Date) duly executed and delivered by Bank and is (or will be at the Effective Date) the valid and binding obligation of Bank, enforceable against Bank in accordance with its terms.

(f)  DMS Processing.  Bank shall maintain all necessary processing capabilities in order to process insurance products and non-insurance services and products offered by DMS as set forth in Exhibit N and any other products and services to the extent they require comparable levels of service.

(g)  Disaster Recovery.  Bank represents, warrants and covenants that it and each of its Affiliates to the extent such Affiliate is performing services in connection with the Program has and shall maintain a pre-defined contingency and disaster recovery plan that will restore services affecting the Program and, to the extent practicable, will provide JCPenney with prior written notification of any modification of such plans.  Bank shall provide JCPenney with access to review applicable portions of such plan, upon the reasonable request of Bank.

(h)  No Default.  Bank represents and warrants as of the date of this Agreement that no default has occurred which, with the passage of time or the giving of notice or both, and the failure to cure, would constitute an Event of Default as defined in Section 9.

(i)  No Pending Litigation.  Bank represents and warrants that there are no, and will not be any, (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including any counterclaims) or, to Bank’s knowledge, threatened against Bank that would materially impair the ability of Bank to perform its obligations under this Agreement, or any other Relationship Agreement or (ii) Liabilities or any other facts or circumstances to Bank’s knowledge that form the basis for any valid claim against or liability of Bank that would materially impair the ability of Bank to perform its obligations under this Agreement; provided, however that for purposes of reaffirming this representation and warranty after the date hereof, this representation and warranty shall give effect to any available insurance proceeds and any reasonable defenses available to Bank in connection with the matters identified in clause (i) or (ii) hereof.  Bank represents and warrants that, except as set forth in Exhibit CC, it has not been the subject of any proceeding nor to Bank’s knowledge have there been any investigations by or before any governmental entity, in either case relating to its credit card business from January 1, 1997 through the Effective Date.

(j)  Noncontravention.  Bank represents and warrants that the execution, delivery and performance by Bank of this Agreement and any other Relationship Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or by-laws or any equivalent organizational document of Bank, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which Bank is subject, or (iii) violate any material contract, instrument or document to which Bank is a party, or (iv)

constitute a default under any existing material contract, instrument or document to which Bank is a party.

(k)  Notice of Adverse Conditions.  Bank agrees to notify JCPenney, and subject to any confidentiality requirements, promptly after Bank is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting the ability of Bank to furnish the Services, or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on JCPenney or any other Authorized Entity.  Bank also agrees, subject to confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of the activities contemplated under this Agreement.

(l)  Records.  Bank shall keep adequate records and books of account with respect to all of its business activities relating to the Program, in which proper entries, reflecting all of Bank’s financial transactions with respect to the Program, are made in accordance with applicable accounting procedures.

(m)   Trademarks.  Bank represents and warrants to JCPenney as of the date hereof and throughout the term of this Agreement that it has the right and power to license the Bank Marks, as defined in Section 12.16 to JCPenney for use as contemplated by this Agreement.

(n)  Cardholder Relations.  Bank shall respond to JCPenney promptly, and cooperate with JCPenney, in connection with the resolution of disputes with Cardholders.

ARTICLE VII
CHARGEBACKS

7.1   Chargebacks.  Bank’s chargeback rights and procedures to be followed shall be as set forth in Exhibit E, including chargeback rights with respect to sales transactions occurring prior to the date of the Agreement with respect to Existing Accounts, provided that JCPenney’s responsibilities thereunder shall not extend to any matter which is the obligation of Bank under this Agreement.

ARTICLE VIII
UCC FILINGS

8.1   Grant of Security Interest; Precautionary Filing.

(a)  Purchases under the Program shall constitute extensions of credit directly from Bank to customers of JCPenney, other Authorized Entities and/or, to the extent of Purchases under the Dual Card Program, other merchants.  The Uniform Commercial Code (“UCC”) does not apply to the Program or to any of the transactions under the Program including, without limitation, the Bank Private Label Marketing Obligation and Bank Dual Card Marketing Obligation.  However, both (i) against the possibility that it is determined that such extensions of credit are secured financings of JCPenney, and (ii) to secure payment of and performance by JCPenney of any and all indebtedness, liabilities, or obligations, now existing or hereafter arising pursuant to this Agreement, JCPenney hereby grants to Bank a security interest in all of JCPenney’s right, title and interest, if any, now existing or hereafter arising in, to and under the following property (in each case, existing at any time, past, present or future) (collectively, the “Bank Property”):  (A) all Accounts, Account Documentation and Indebtedness; (B) the Bank Private Label and Bank Dual Card Marketing Obligations, (C) all deposits, credit balances and reserves on Bank’s books related to any Accounts; (D) all returned merchandise sold on an Account; and (E) all proceeds of the foregoing.

(b)  JCPenney represents and warrants that it has not, on or before the date of this Agreement, granted any Potentially Competing Security Interests or signed any Potentially Competing Financing Statements other than any security interests or financing statements that have lapsed or been terminated.  JCPenney agrees that it will not, on or after the date of this Agreement, grant any Potentially Competing Security Interest or sign any Potentially Competing Financing Statement, by adding to any grant of a security interest by JCPenney that may be a Potentially Competing Security Interest, which shall expressly include a provision in such grant that excludes any interest of Bank as provided in Section 8.1(a).  If, despite JCPenney’s commercially reasonable efforts, such language is not included through inadvertence in a grant of Potentially Competing Security Interest, JCPenney will act diligently in soliciting such other secured party to carve out of its security interest the property specified in Section 8.1(a) so that there is no Potentially Competing Security Interest.

(c)  JCPenney agrees to cooperate fully with the Bank as Bank may reasonably request in order to give effect to and perfect the security interests granted by this Article VIII.  JCPenney agrees to provide Bank with not less than thirty (30) days prior written notice of any change in location of the executive offices or principal place of business of JCPenney or of any change of JCPenney’s corporate name and JCPenney shall supply Bank with signed copies of all filings requested by Bank within ten (10) days of such request and shall promptly take such actions as Bank may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the security interests granted or purported to be granted to Bank hereunder.  Unless Bank shall have otherwise consented in writing, JCPenney shall not create, assume or suffer to exist any lien on any of its right, title or interest under this Agreement or in the proceeds thereof.  The initial form of the Financing Statement(s) shall be in substantially the form of Exhibit Y, and amendments shall be in a form reasonably acceptable to JCPenney.

ARTICLE IX
EVENTS OF DEFAULT

9.1   Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder giving the non-defaulting party the remedies set forth in Section 9.2:

(a)  If Bank fails to make any settlement payment when due and payable pursuant to this Agreement and the Settlement Procedures with respect to the daily settlement payments set forth in Exhibits B and N and, such settlement payment is not paid within three (3) Business Days following notice of such failure to pay.

(b)  Either party shall fail to make any payment (other than a daily settlement payment pursuant to the Settlement Procedures) of any amount due pursuant to this Agreement when due and payable or declared due and payable and the same shall remain unpaid for a period of thirty (30) days after the other party has given written notice of such failure to pay.

(c)  Either party shall materially breach any covenant or material provision contained herein that is required to be performed by it and the same shall remain unremedied for a period of forty-five (45) days after written notice thereof to the breaching party.

(d)  Any representation or warranty of either party in this Agreement shall not be true and correct in any material respect as of the date when made or reaffirmed, and that party cannot make that representation or warranty true within thirty (30) days after written notice thereof to the breaching party.

(e)  Either party (i) shall not be Solvent; (ii) shall have any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, reorganization or any similar alternative under any law relating to bankruptcy or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver or other similar official for, it or any substantial part of its property) shall occur; or (iii) shall take any corporate action to authorize any of the actions set forth in clause (ii) of this paragraph (e).

(f)  It shall be an Event of Default by Bank if the circumstance described in Schedule 9.1(f) shall have occurred.

(g)  It shall be an Event of Default by JCPenney if the circumstances described in Schedule 9.1(g) shall have occurred.

(h)  It shall be an Event of Default by Bank if an Event of Default occurs under the GE Capital Guaranty.

9.2   Remedies.  Upon an Event of Default, the nondefaulting party may terminate this Agreement pursuant to Section 10.3, in addition to any other rights or remedies available to the nondefaulting party under this Agreement.

ARTICLE X
TERM/TERMINATION

10.1   Initial and Renewal Term.  This Agreement shall be effective as of the Effective Date and shall remain in effect  until February 1, 2014 (the “Initial Term”) and shall thereafter be automatically renewed for successive two (2) Fiscal Year terms (the “Renewal Term(s)”) unless either party gives the other party at least three hundred sixty (360) days’ notice of its intent not to renew.  The parties shall have the additional rights and obligations in respect of renewal set forth in Schedule 10.1.

10.2   Purchase Right.  The parties shall have purchase-related rights and obligations as set forth in Schedule 10.2 and Schedule 10.5 with respect to the Purchase Right Portfolio.

10.3   Notice of Termination.  The parties’ rights and obligations in respect of notice of termination shall be as set forth in Schedule 10.3.

10.4   Liquidation.    The parties shall have rights and obligations in respect of liquidation as set forth in Schedule 10.4.

10.5   Securitization.  The parties shall have rights and obligations in respect of securitization and the Securitization Assets as set forth in Schedule 10.5.

10.6   Force Majeure.

(a)  Definition of Force Majeure.  Neither party shall be considered to be in default in the performance of any obligations under this Agreement when a failure of performance shall be due to a Force Majeure Event.  A “Force Majeure Event” as used in this Agreement, shall mean an unanticipated event which is not reasonably within the control of the affected party or its Affiliates or subcontractors and which by exercise of reasonable due diligence, such affected party or its Affiliates or subcontractors could not reasonably have been expected to avoid, overcome or obtain or cause to be obtained a commercially reasonable substitute therefore.  Such causes may include, without limitation, the following:  flood, earthquake, tornado, storm, fire, explosion, public emergency, civil disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority (whether valid or invalid), and action or non-action by or inability to obtain or keep the necessary authorizations or approvals from any governmental agency or authority; however, no party shall be relieved of its obligations hereunder, if its failure of performance is due to removable or remediable causes which such party fails to remove or remedy using commercially reasonable efforts within a reasonable time period.  Either party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give twenty-four (24) hours notice of such fact to the other, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.  The affected party shall provide notice to the other party within twenty-four (24) hours of the cessation of such Force Majeure Event.  For the avoidance of doubt, the parties acknowledge and agree that any Force Majeure Event affecting an Affiliate of either party, an Authorized Entity, or an outsourcing arrangement pursuant to Section 3.23, shall be a “Force Majeure Event” for the purposes of this Agreement with respect to that party.

(b)  Exclusions from Force Majeure.  The following events shall not be deemed a Force Majeure Event:  (i) a hardware or software failure of computer equipment not caused by events set forth in Section 10.6(a); (ii) failure to perform as a result of Year 2000 complications; (iii) Bank’s failure to perform its obligations because of Bank’s failure to comply with, or the failure of Bank’s Disaster Recovery Plan; or (iv) JCPenney’s failure to perform its obligations because of JCPenney’s failure to comply with, or the failure of JCPenney’s Disaster Recovery Plan.

(c)  This Agreement may be terminated by JCPenney upon written notice to Bank in the event that a Force Majeure Event shall prevent Bank from performing any Critical Functions (as set forth in Exhibit F) for a period of at least fifteen (15) days, or by JCPenney upon written notice to Bank in the event that a Force Majeure Event shall prevent Bank from performing any material obligations (other than Critical Functions) under this Agreement for a period of at least sixty (60) days (each period as applicable constitutes the Force Majeure Period).

(d)  This Agreement may be terminated by Bank upon written notice to JCPenney in the event that a Force Majeure Event shall prevent JCPenney from performing point-of-sale functions for a period of at least fifteen (15) days, or by Bank upon written notice to JCPenney in the event that a Force Majeure Event shall prevent JCPenney from performing any material obligations (other than Critical Functions) under this Agreement for a period of at least sixty (60) days (each period as applicable constitutes the Force Majeure Period).

10.7   Critical Change in Applicable Law.   In the event of a Critical Change in Applicable Law (as defined in Schedule 10.7), Bank and JCPenney shall have the rights and obligations set forth in Schedule 10.7 (it being understood, in circumstances where Schedule 10.7 is applicable, that to the extent that any of the requirements of Section 3 or 4 of Schedule 10.7 are different from those of Schedules 10.2 and 10.3 of this Agreement, the provisions of said Schedule 10.7 shall govern).

10.8   Survival.  The following Articles and Sections shall survive the termination of this Agreement:  3.6, Article VII (including Exhibit E), 10.3, 10.4, 10.5, 10.7, Article XI, 12.8, 12.12, 12.13, 12.15, 12.16, 12.17, 12.23 and 15.1.

ARTICLE XI
INDEMNIFICATION

11.1   Indemnified Losses.  “Indemnified Losses” means any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), settlement amounts as provided for herein, judgments, damages, claims, demands, offsets, defenses, counterclaims, actions or proceedings, subpoenas, investigations, and related interest or penalties, including any incidental, consequential, exemplary or indirect damages, lost profits or other business interruption damages, in tort, contract or otherwise, if any.

11.2   Indemnification by JCPenney.  JCPenney agrees to indemnify, defend, protect and hold harmless Bank and its Affiliates, and their respective agents, employees, officers and directors, from and against any and all Indemnified Losses arising out of, relating to, or resulting from:

(a)  Goods and/or Services charged to an Account (including, without limitation, (i) the quality or workmanship of such Goods and/or Services, (ii) the compliance of such Goods and/or Services with Applicable Laws, licensing or registration requirements, (iii) product liability or warranty claims relating directly to such Goods and/or Services; or (iv) any promise or representation made by JCPenney or another Authorized Entity relating to an Account);

(b)  Any breach by JCPenney or another Authorized Entity of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement;

(c)  The failure by JCPenney or another Authorized Entity to comply in all material respects with Applicable Law;

(d)  Any and all advertising, promotions, sales practices and marketing programs, documents, disclosures or materials conducted, produced or prepared by or on behalf of JCPenney or another Authorized Entity, other than with respect to Truth-in-Lending or comparable state law credit disclosure verbiage under the Program if such verbiage has been provided by Bank and is used in the manner specified by Bank;

(e)  The failure of any Account Documentation used by JCPenney or another Authorized Entity prior to the date hereof in connection with Existing Accounts to comply with Applicable Law;

(f)  Any negligent act, willful misconduct, or negligent omission where there was a duty to act by JCPenney or another Authorized Entity directly relating to an Account, Account Documentation, or any items of Indebtedness; or

(g)  Any unlawful use by JCPenney or another Authorized Entity of JCPenney Customer Information or Bank Portfolio Information or any allegation that the use by JCPenney or another Authorized Entity of JCPenney Customer Information or Bank Portfolio Information was unlawful.

11.3   Indemnification by Bank.  Bank agrees to indemnify, defend, protect and hold harmless JCPenney, other Authorized Entities and their Affiliates, agents, employees, officers and directors, from and against any and all Indemnified Losses arising out of, relating to, or resulting from:

(a)  Any acts or omissions of Bank (where there was a duty to act) with respect to the extension of credit pursuant to the Program;

(b)  Any breach by Bank of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement;

(c)  Any Truth-in-Lending or comparable state law credit disclosures verbiage used by JCPenney or its Authorized Entities, if such verbiage has been provided by Bank and is used in the manner specified by Bank;

(d)  The failure of Bank or its Affiliates, or the failure of any documentation, including Account Documentation, provided by Bank relating to the Program, to comply in all material respects with Applicable Law;

(e)  Any negligent act, willful misconduct or negligent omission where there was a duty to act by Bank or its Affiliates directly relating to an Account, Account Documentation or any items of Indebtedness;

(f)  Any unlawful use by Bank or its Affiliates of Bank Portfolio Information or JCPenney Customer Information or any allegation that the use by Bank or its Affiliates of JCPenney Customer Information or Bank Portfolio Information was unlawful; or

(g)  Allegations that any Charges contracted for or imposed on or with respect to an Account or any related Indebtedness prior to the Agreement Termination Date violate any law governing such Charges, regardless of whether such Indemnified Losses are incurred prior to, on or after the Agreement Termination Date.

11.4   Notice.  Each party shall provide prompt notice to the other of any third-party claims for which indemnity is sought, provided that any failure or delay in providing such notice shall not affect the indemnification obligations of the indemnifying party, except to the extent that the indemnifying party shall have been materially prejudiced by such failure.  In any event, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, as set forth below.

11.5   General Procedure.  Provided that if notice in accordance with Section 11.4 is given, the indemnifying party, at its own expense and using counsel of its own choosing, will promptly defend, contest and otherwise protect against any such claim, suit or proceeding.  If the indemnifying party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, the indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire cost of the defense, compromise or settlement from the indemnifying party, including reasonable fees and disbursements of counsel and amounts paid as a result of the resolution, settlement or compromise of such claim, suit or proceeding.

11.6   Role of Indemnified Party.  The indemnified party may, but will not be obligated to, participate in the defense of any third-party claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the indemnifying party shall be entitled to control the defense thereof unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter.  The indemnified party shall cooperate and provide such assistance as the indemnifying party reasonably may request in connection with the indemnifying party’s defense and shall be entitled to recover from the indemnifying party the reasonable out-of-pocket costs of providing such assistance (including reasonable fees of any counsel retained by the indemnified party with the consent of the indemnifying party to facilitate such assistance).  The indemnifying party shall inform the indemnified party on a regular basis of the status of any claim, suit or proceeding and the indemnifying party’s defense thereof.  Any payments required to be made under this Article XI shall be made promptly by the party responsible therefor.

11.7   Limitations on Parties.  In any third-party claim, suit or proceeding, the defense of which is controlled by the indemnifying party:  (i) the indemnifying party shall not, without the indemnified party’s prior written consent, compromise or settle such claim, suit or proceeding, if (1) such compromise or settlement would impose an injunction or other equitable relief upon the indemnified party or (2) such compromise or settlement does not include the third-party’s release of the indemnified party from all liability relating to such claim, suit or proceeding; and (ii) the indemnified party shall not compromise or settle such claim, suit or proceeding without the prior written consent of the indemnifying party, provided that, if the indemnified party desires to compromise or settle such claim, suit or proceeding and the indemnifying party refuses to consent to such compromise or settlement, the indemnified party may enter into a compromise or settlement but shall be solely responsible for the cost of any compromise or settlement amount.

11.8   Exclusive Remedies.  Except for actions based on fraud, the rights provided in Section 9.2 and in this Article XI shall be the exclusive remedy for matters relating to this Agreement, provided that the parties acknowledge and agree that the exercise of a specific right to indemnification set forth in this Article XI by a party entitled to the benefit thereof shall not be, and shall not be deemed to in any way limit or restrict (a) the exercise by such party of any other right to indemnification to which it is entitled pursuant to this Article XI or (b) the exercise by such party of any right to indemnification to which it is entitled pursuant to any other agreement, document or other instrument contemplated hereby, including the other Relationship Agreements.  For the avoidance of doubt, in the event that Section 8.1(a)(iv) of the Credit Card Asset Purchase and Sale Agreement could be interpreted as conflicting with any provision of this Article XI or elsewhere in this Agreement or the other Relationship Agreements, Section 8.1(a)(iv) of the Credit Card Asset Purchase and Sale Agreement shall control.

ARTICLE XII
MISCELLANEOUS

12.1   Assignability.  The parties’ rights and obligations in respect of assignment of this Agreement shall be as set forth in Schedule 12.1.

12.2   Entire Agreement; Amendment.  This Agreement together with (a) the Exhibits and Schedules hereto which are expressly incorporated by reference herein and made a part hereof and (b) the other Relationship Agreements, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements between the parties with respect to the subject matter hereof, whether written or oral, including the First Eight Amendments.

This Agreement may not be amended except by written instrument signed by duly authorized representatives of both Bank and JCPenney.  For purposes of this Agreement, duly authorized representatives shall be the Program Coordinators of JCPenney and Bank and their respective superior officers, and persons acting pursuant to delegations from them.

12.3   Waiver.  The rights, obligations and duties of Bank and JCPenney under this Agreement may be waived only upon the written consent of the respective duly-authorized Program Coordinators, their superior officers at Bank and JCPenney, and persons acting pursuant to delegations from them.  In no event shall a term or provision of this Agreement be deemed to have been waived or amended, unless a waiver or amendment is in writing and signed by a person specified in the previous sentence.

12.4   Delays or Omissions.  Except as otherwise provided, Bank and JCPenney agree that no complete or partial delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  All remedies under this Agreement shall be cumulative and nonexclusive of each other.

12.5   Insurance.  Bank warrants and represents for itself and any authorized subcontractor, that it shall maintain from the Effective Date and until the termination date of this Agreement insurance of the following kinds and amounts, or in amounts required by applicable law, whichever is greater.

(a)  Worker’s compensation and employers’ liability insurance affording (i) protection under the Worker’s Compensation Law containing an all states endorsement and (ii) Employers’ Liability Protection subject to a limit of not less than $100,000.

(b)  Commercial general liability insurance written on an occurrence basis against claims on account of bodily injury, death or property damage.  Such insurance shall have a combined single limit of not less than $2,500,000 per occurrence and $5,000,000 annual aggregate for bodily injury, death and property damage.  Such insurance shall be endorsed to provide that the insurance shall be primary to and not contributory to any similar insurance carried by JCPenney.  Bank shall be liable for any deductible amount in the event of an insured loss.

(c)  Insurance policies required to be maintained hereunder shall be procured from insurance companies rated at least A-VIII for commercial general liability and B++ VIII for worker’s compensation and employer’s liability, or better by the then current edition of Best’s Insurance Reports published by A. M. Best Co.  Liability insurance limits may be provided through any combination of primary and/or excess insurance policies.

(d)  Bank shall provide JCPenney with a certificate of liability insurance evidencing that the required coverage is in full force and effect annually.

12.6   Rights of Persons Not a Party.  This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third-party beneficiary or otherwise.

12.7   Headings.  The headings, captions and arrangements of the provisions and sections of this Agreement are for convenience and reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

12.8   Governing Law/Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s principles of conflict of laws.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  If any provision of this Agreement is contrary to law, such provision shall, to the extent necessary, be deemed ineffective without invalidating the remaining provisions hereof.

12.9   Good Faith.  The parties agree that, with regard to all of their respective dealings under this Agreement, they will act fairly and in good faith.

12.10   Drafting.  Each party acknowledges that its legal counsel participated in the drafting of this Agreement.  The parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one party over the other.

12.11   Counterparts.  This Agreement may be executed by facsimile transmission of original signatures in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall constitute one and the same instrument.

12.12   JURISDICTION.  ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY THE PARTIES SOLELY IN THE COURTS OF THE STATE OF DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE; AND JCPENNEY AND BANK HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

12.13   Non-Binding Arbitration.

(a)  Any controversy or claim between the parties, including without limitation those arising out of or relating to this Agreement or any related agreements or instruments and those arising from any alleged tort, may be determined, subject to mutual agreement of the parties, by non-binding arbitration in accordance with the Federal Arbitration Act, the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the provisions of subsection (b) below.  Arbitrability of any and all disputes shall be decided by the arbitrator.  In the event of any inconsistency, the provisions of subsection (b) below shall control.

(b)  Arbitration hereunder shall be conducted in the State of Delaware and administered by JAMS/Endispute, Inc., which shall appoint an arbitrator.  If JAMS/Endispute, Inc. is unable or legally precluded from administering the arbitration, then the American Arbitration Association shall serve.  All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration, provided that the arbitrator shall only be permitted to extend the commencement of such hearing for an additional sixty (60) days, and only upon a showing of cause.

12.14   Notices.  All notices, demands and other communications hereunder shall be in writing and shall be sent by certified mail return receipt requested, by hand, by facsimile with verbal confirmation of receipt or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party’s address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof and shall be deemed given five (5) days after being sent by certified mail, the same day if hand delivered, and one (1) Business Day after being sent by any other method described above, as follows: (i) if to JCPenney:  (A) Program Coordinator, JCPenney Credit Card, J. C. Penney Corporation, Inc., 6501 Legacy Drive, Plano, Texas 75024-3698 with a copy to; (B) General Counsel, J. C. Penney Company, 6501 Legacy Drive, Plano, Texas 75024-3698, and (ii) if to Bank:

GE Money Bank, 170 W. Election Road, Draper, UT 84020, Attention: President, with a copy to: GE Retail Consumer Finance, 777 Long Ridge Road, Stamford, Connecticut 06927, Attention: General Counsel; provided, however, (i) if either of the above parties shall have designated a different address by notice to the other, then to the last address so designated and (ii) notices required to be delivered pursuant to Sections 3.3, 3.13, 3.17, 5.1(k) and 6.1(k) and Articles IX, X, XI and XII may not be delivered by facsimile

12.15   Power of Attorney.

(a)  JCPenney authorizes and empowers Bank to sign and endorse JCPenney’s name on all checks, drafts, money orders or other forms of payment in respect of Accounts under this Agreement.  This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable for so long as Bank owns Accounts.

(b)  Bank authorizes and empowers JCPenney to sign and endorse Bank’s name on all checks, drafts, money orders or other forms of payment that are submitted as In-Store Payments pursuant to this Agreement.  This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable prior to termination as provided in Article X.

12.16   Use of Names and Trademarks.

(a)  JCPenney hereby grants to Bank a limited, royalty-free, non-exclusive, non-transferable, non-sublicensable (except as otherwise required for Bank to perform its obligations under this Agreement, including the use of Affiliates and other third-party contractors) license to use, display and reproduce the Marks as set forth in Exhibit M, or any other Marks specifically approved in writing by JCPenney during the term of this Agreement, solely in the creation, development, marketing and administration of the Program, provided such Marks are used strictly in accordance with JCPenney’s guidelines.  If so used, JCPenney will indemnify and hold Bank harmless from and against any and all claims, demands, regulatory proceedings or causes of action, and all damages, costs (including attorneys’ fees and settlements) and expenses associated with any alleged infringement by the Marks of any third-party’s intellectual property rights.

(b)  Bank hereby grants JCPenney a limited, royalty-free, non-exclusive, non-transferable, non-sublicensable (except as otherwise required by JCPenney to perform its obligations, including the use of Affiliates and other third-party contractors) license to use, display and reproduce its brand names, logos, trade styles, service marks or trademarks (“Bank Marks”) to use the Bank Marks as set forth in Exhibit M, or any Bank Marks specifically approved in writing by Bank during the term of this Agreement, solely in the creation, development, marketing and administration of the Program, provided such Bank Marks are used strictly in accordance with Bank’s guidelines.  If so used, Bank will indemnify and hold JCPenney harmless from and against any and all claims, demands, regulatory proceedings or causes of action, and all damages, costs (including attorneys, fees and settlements) and expenses associated with any alleged infringement by the Bank Marks of any third-party’s intellectual property rights.

(c)  Each party agrees to submit to the other party, for its prior written approval, such approval not to be unreasonably withheld or delayed, samples of all uses of each party’s Marks, and each party agrees to use the other party’s Marks in a manner and only as approved by such party.

12.17   Confidential Information.  The parties’ rights and obligations in respect of Confidential Information shall be as set forth in Schedule 12.17.

12.18   Audit Rights.  Bank shall have the right, with or by its duly appointed representative, to review, inspect and audit, at Bank’s sole expense, the books, records, data files and other information and the facilities, systems and operations maintained by or on behalf of JCPenney and the other Authorized Entities (to the extent they are Affiliates or are permitted by their contracts), related to the operation of the Program and the performance of JCPenney’s obligations and its Authorized Entities’ obligations (to the extent permitted by their contracts) under this Agreement or any other Relationship Agreement.

(a)  JCPenney shall have the right, with or by its duly appointed representative, to review, inspect and audit, at JCPenney’s sole expense, the books, records, data files and other information and the facilities and operations maintained by or on behalf of Bank, including FDR and any other Bank affiliated or other approved outsourcers (to the extent permitted pursuant to their contracts) related to the operation of the Program and the performance of its obligations under this Agreement or any other Relationship Agreement, including but not limited to compliance with the Performance Standards, payments between the parties, monitoring customer service and collection calls, telephone calls involving alleged Cardholder fraud, debt collection practices, and any information security procedures that JCPenney deems appropriate but excluding Bank’s internal cost allocations, provided such cost allocations are customary or, if not, JCPenney is notified of changes to Bank’s customary practices.  JCPenney shall have the right to test any audit requirement and seed lists to ensure compliance with this Agreement.  For the avoidance of doubt, JCPenney shall have no right to audit information with respect to any other program of Bank.

(b)  Such inspections shall occur at such reasonable times as shall be agreed upon by the parties, and only during normal business hours, using reasonable care not to cause damage and not to interrupt the normal business operations of the audited party.  Such audits (i) shall be subject to such security procedures as the inspected party may reasonably impose, (ii) shall be subject to such limitations as may be required under applicable rules, regulations or statutes governing the conduct of the inspected party’s business, and (iii) shall be performed according to a mutually agreed upon audit plan, which shall include the scope of the audit and a description of necessary documents.  The parties agree to use commercially reasonable efforts to obtain audit rights for the other party in future contracts entered into with third parties regarding the Program.

12.19   Year 2000 Capability.

(a)  Each party represents, warrants, and covenants to the other that:  (a) it has taken and is taking the necessary and appropriate steps to ascertain the extent of, quantify and address the ability of its computer applications to be Fully Date Capable as of and on each day after the date hereof, including risks resulting from the failures of its vendors and suppliers to be Fully Date Capable; and (b) its material computer applications (including systems, software and hardware required to perform its obligations under this Agreement), and to the best of its knowledge, those of its vendors and suppliers will, on a timely basis, be Fully Date Capable in all material respects; it being understood that Bank makes no representations, warranties or covenants under this Section 12.19 with respect to the services and/or material computer applications provided by JCPenney under the Interim Processing Agreement.

(b)  The parties agree to cooperate with each other in sharing results of past tests and compliance status or conducting mutually agreed upon testing relating to the Full Date Capability of systems, hardware and software products utilized in connection with the Program and this Agreement.

12.20   Press Releases or Publicity Statements.  Any press release or publicity statement by Bank or JCPenney with regard to the Program shall be as mutually agreed to by Bank and JCPenney.

12.21   Independent Contractor.  In the performance of its duties or obligations under this Agreement or any other contract, commitment, undertaking or agreement made pursuant to this Agreement, JCPenney shall not be deemed to be, or permit itself to be, understood to be the agent of Bank and Bank shall not be deemed to be, or permit itself to be, understood to be the agent of JCPenney and each party shall at all times take whatever measures as are necessary to ensure that its status shall be that of an independent contractor operating as a separate entity.  None of any party’s employees, agents, or servants are entitled to the benefits that are provided to the employees of the other parties.  Each party is solely interested in the results obtained under this

Agreement and therefore the manner and means of conducting the party’s business affairs are under the sole control of such party which shall be solely and entirely responsible for its acts and for the acts of its agents, employees, and servants.

12.22   No Joint Venture.  Nothing in this Agreement or any collateral agreement shall be deemed to create a partnership or joint venture between JCPenney or another Authorized Entity and Bank.  Except as expressly set forth herein, no party shall have any authority to bind or commit the other party.

12.23   Tax and Financial Cooperation.  During the term hereof and for a perpetual period following termination as provided in Article X, the parties agree to cooperate with each other in connection with any official tax inquiry, tax audit, determination or related proceeding affecting tax liability of either party or, in connection with a determination of any tax liability or treatment, to make available to each other party within a reasonable amount of time, at no cost to such party, documents, correspondence, reports, books and records of either party and any other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

12.24   Interim Processing.  The Bank’s obligations under this Agreement shall be excused from any non-performance to the extent caused by a failure of JCPenney’s performance under the Interim Processing Agreement. In order to facilitate the transition of the operation of the credit business from JCPenney to Bank, Bank and JCPenney shall enter into the Interim Processing Agreement.  Such Interim Processing Agreement will set forth in more particular detail the responsibilities of each party during the transition.  In the event there are inconsistencies between this Agreement and the Interim Processing Agreement, with regard to matters covered by the Interim Processing Agreement, the latter shall govern.

12.25   No Violation.  Notwithstanding anything else contained in this Agreement (including Section 3.6), neither Bank nor JCPenney (nor any of their respective Affiliates) shall, and none of them shall be obligated to, take any action that such entity believes in good faith would violate, or would cause any of them to violate, Applicable Law (including causing any of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act).

12.26   Genovese.  JCPenney shall cause “Genovese” branded drug stores to accept the Credit Card on or prior to the Conversion Date.  The parties acknowledge that this obligation has been fulfilled.

ARTICLE XIII
DUAL CARD TEST AND WIND-DOWN

13.1   General.  The parties’ respective rights and obligations in respect of Dual Cards shall be as set forth in Schedule 13.

ARTICLE XIV
PERSONAL PAYMENT PLAN ACCOUNT TEST AND WIND-DOWN

14.1   General.  The parties’ respective rights and obligations in respect of Personal Payment Plan Accounts shall be as set forth in Schedule 14.

ARTICLE XV
CERTAIN DEFINED TERMS

15.1   Defined Terms.  Unless otherwise defined herein, capitalized terms used in the Agreement (including the Exhibits and Schedules attached thereto) shall have the meanings assigned to them in this Article XV (or Schedule 15.1).

“Account” means and includes any and all Private Label Accounts and Dual Card Accounts and Personal Payment Plan Accounts.

“Account Documentation” means with respect to an Account, any and all documentation relating to such Account; including Credit Card Applications, credit bureau reports, Credit Card carriers, Credit Card Agreements, Credit Cards, Charge Transaction Data, Charge Slips, Credit Slips, Balance-Building Slips, transaction data in respect of Dual Card Cash/Quasi-Cash Transactions, transaction data in respect of Personal Payment Plan Accounts, Personal Payment Plan Account Applications, Personal Payment Plan Account Agreements, Billing Statements, Account payment checks, receipts and stubs, adverse action information, change-of-terms notices, Cardholder/Bank correspondence, memoranda, documents, instruments, certificates, agreements, and invoices (including, in each case, but not limited to collection notices and billing inquires/disputes, including any and all amendments or modifications thereto), however stored or maintained and any other written information relating to an Account; provided that “Account Documentation” shall not include materials of JCPenney and/or other Authorized Entities used for advertising or solicitation including advertising or solicitations of Credit Promotions.  For the avoidance of doubt, Account Documentation shall not include JCPenney Customer Information.

“Accountholder” means a holder of an Account, including a Cardholder and a Personal Payment Plan Accountholder.

“Act” means the Gramm-Leach-Bliley Act, 15 USC 6801 et seq. (as it may be amended from time to time).

 “Active Account” means, as of any given date, any Account other than a Written-Off Account, which had debit or credit activity at any time during the complete billing cycle immediately preceding such date.

 “ADMS”  shall have the meaning given to it in Section 3.7(e) of this Agreement. For purposes of this Agreement, beginning with, June 18, 2001 forward, all references to DMS shall mean ADMS.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person or any affiliate of such Person.  For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“AFF” means a credit promotion pursuant to which a Cardholder may obtain credit with respect to a Purchase and avoid finance charges with respect to such Purchase by making payment as specified in the promotion.

“AFF Skip Pay Fee” means, in respect of any amount of Charge Transaction Data, an amount equal to the product of (a) the total dollar amount of Charge Slips in respect of Eligible Promotional Sales subject to the terms of an AFF Skip Pay Promotion, multiplied by (b) the percentage, specified in Exhibit U applicable to the deferral time period for that promotion.

“AFF Skip Pay Promotion” means a credit promotion pursuant to which (a) a Cardholder is not required to make any finance charge or other payments for or in connection with new purchases on an Account for a stated period after the purchases and (b) if the purchases are paid in full during the promotional period, no finance charges are imposed in respect of such purchases.

“AFF With Pay Fee” means, in respect of any amount of Charge Transaction Data, an amount equal to the product of (a) the total dollar amount of Charge Slips in respect of Eligible Promotional Sales subject to the terms of an AFF With Pay Promotion, multiplied by (b) the percentage specified in Exhibit U applicable to the deferral time period for that promotion.

“AFF With Pay Promotion” means a credit promotion pursuant to which a Cardholder may obtain credits for the payment of finance charges by paying amounts due for or in connection with new purchases on Accounts by specified dates, but must make minimum payments during the promotional period.

“Agreement” means this Consumer Credit Card Program Agreement, including the Exhibits and Schedules hereto, as it may be amended, from time to time.

“Agreement Termination Date” means the effective date of termination pursuant to Article X of this Agreement.

“Annual Signing Bonus” shall have the meaning given to it in Schedule 15.1.

“Applicable Law” means collectively or individually any federal, state or local law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation relating to or affecting any aspect of the Program, the Accounts established thereunder, the transactions reflected on the Accounts (including with respect to JCPenney and the other Authorized Entities, the Goods and/or Services charged to Accounts) or any of the rights or obligations of the parties under this Agreement, including the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act and the implementing regulations and official commentaries issued thereunder from time to time, and local, state and federal laws and regulations applicable to usury, sales practices, privacy, telephone monitoring, advertising, and marketing.

“Application Bounty Payment” shall have the meaning given to it in Section 4.5 of this Agreement.

 “Association” shall mean Visa International, Mastercard International, American Express or Discover, if the name of such entity is used on Dual Cards.

“Authorized Entity” shall have the meaning given to it in Schedule 15.1.

 “Balance-Building Program” means a credit marketing program implemented and designed by Bank, to create additional Private Label Credit Card usage by authorizing Private Label Cardholders to, among other things, (a) transfer balances from other credit card accounts to Private Label Accounts, (b) use convenience checks to obtain cash advances on Private Label Accounts and/or (c) take other actions approved by both Bank and JCPenney that result in increased Private Label Account balances.

“Balance-Building Slips” means a convenience check, a balance transfer request, cash advance request or other similar documentation, whether in hard copy or electronic draft capture form, in each case evidencing a transaction that has been charged to a Cardholder’s Private Label Account pursuant to a Balance-Building Program (exclusive of any finance charges or other transaction fees charged in respect thereof).

“Bank” means GE Money Bank, as assignee of Monogram Credit Card Bank of Georgia, and its successors and permitted assigns under Section 12.1 of this Agreement.

“Bank Dual Card Marketing Obligation” shall have the meaning given to it in Schedule 15.1.

“Bank Marketing Obligation” shall have the meaning given to it in Schedule 15.1.

“Bank Marks” shall have the meaning given to it in Section 12.16(b) of this Agreement.

“Bank Portfolio Information” means the names, addresses and other Cardholder identification information maintained by or for Bank, Charge Transaction Data and credit sales information received from JCPenney and other Authorized Entities with respect to the Program and/or from other merchants with respect to the Dual Card Program, Account experience, and all other information relating to prospective Cardholders, Cardholders and Accounts maintained by or for Bank, regardless of whether that information is received by Bank from JCPenney or other Authorized Entities with respect to the Program or from other merchants with respect to the Dual Card Program, generated by or for Bank with respect to the Program, or received by Bank from any other Person with respect to the Program.

“Bank Program Coordinator” shall have the meaning given to it in Section 3.18(a) of this Agreement.

“Bank Property” has the meaning given to it in Section 8.1 of this Agreement.

 “Billing Statements” means periodic Account activity statements issued by Bank to Cardholders, by paper or electronic means, with respect to Accounts from time to time.

“Business Day” means any day except Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of Utah or New York; provided that with respect to settlement, “Business Day” means any day on which the FedWire is in operation.

“Cardholder” means any natural person who (a) has at any time entered into a Credit Card Agreement, (b) is obligated under or with respect to an Account, (c) is issued and is authorized to use a Credit Card, or (d) is authorized to use a Credit Card by a consumer who has been issued a Credit Card.

“Catalog” means any of the various printed and/or Internet-housed compilations of Goods and/or Services offered for sale by JCPenney or other Authorized Entities, including specialty, seasonal or annual catalogs.

“Charges” means any and all fees, expenses and charges contracted for or imposed on or with respect to an Account or any related Indebtedness, including interest, finance charges, service charges, default rates, late fees, NSF fees, overlimit fees and minimum finance charges.

“Charge Slip” means a sales receipt, register receipt tape or other invoice or documentation, whether in hard copy or electronic draft capture form, in each case evidencing a JCPenney Purchase or other Purchase that is to be or has been debited to a Cardholder’s Account.

“Charge Transaction Data” means that information which JCPenney and Bank agree is necessary under the Program with regard to each Purchase by a Cardholder on credit, and each return of a Purchase of Goods and/or Services for credit to an Account.

“Closing Date” means the Closing Date as defined in the Credit Card Asset Purchase and Sale Agreement.

“Co-Branded Program” shall have the meaning given to it in Section 3.21 of this Agreement.

“Commercial Paper Rate” means the rate set forth in Section 3.3(a) as published in The Wall Street Journal (or if no longer published, another comparable rate or publication).

“Commercial Program” shall have the meaning set forth in the Commercial Program Agreement.

“Commercial Program Agreement” means that Commercial Program Agreement among J. C. Penney Corporation, Inc. and General Electric Capital Corporation, dated as of the Closing Date.

“Confidential Information” shall have the meaning given to it in Section 12.17(a) of this Agreement.

“Conversion Date” means the Conversion Date as defined in the Interim Processing Agreement.

“Credit Card” means the plastic card or other device issued to Cardholders which evidences, among other things, a Cardholder’s right to make JCPenney Purchases, and, as appropriate, other Purchases, transactions under Balance Building Program and/or Dual Card Cash/Quasi-Cash Transactions which are to be debited to a Cardholder’s Account.

“Credit Card Agreement” means the open-end, revolving credit agreement between (a) JCPenney or JCPenney Bank and a Cardholder (and any replacement of such agreement) for personal, family or household use or (b) Bank and a Cardholder (and any replacement of such Agreement), in either case governing the use of an Account, together with any amendments.

“Credit Card Application” means (a) Bank’s credit application, whether in hard copy, telephonic, or electronic form, whether an acceptance to a prescreened or preapproved offer or a full or short-form application which must be completed and submitted (or the information contained therein electronically transmitted) to Bank for review by Bank for approval or decline and (b) credit applications with respect to Existing Accounts, whether in hard copy, telephonic or electronic form.

“Credit Card Asset Purchase and Sale Agreement” means that Credit Card Asset Purchase and Sale Agreement among J. C. Penney Corporation, Inc., JCPenney Card Bank, N.A., JCP Receivables, Inc., General Electric Capital Corporation, GE Money Bank and Star Receivables, Funding Inc., dated as of the Closing Date.

“Credit Criteria” means the range of credit limits to be made available to individual Cardholders and whether to extend, reduce, increase, suspend, terminate, reinstate, or otherwise modify the credit privileges of any individual Cardholder.

“Credit Promotions” shall have the meaning given to it in Section 2.7 of this Agreement.

 “Credit Slip” means a sales credit receipt, register receipt, tape or other invoice or documentation, whether in hard copy or electronic draft capture form, in each case evidencing a return or exchange of Goods and/or Services, or other goods or services, an adjustment for Services or other services rendered or not rendered by JCPenney, another Authorized Entity or another merchant to a Cardholder under a Program, or correction of a misposting. “Credit Terms” means the finance charge rates, late fees, other fees and charges, grace periods, fee or rate computation methods, including the timing thereof, and minimum payments specified in the Credit Card Agreement.

“Critical Function”, with respect to Bank, shall mean items 2 (Authorization Response Time), 4 (Credit Applications Systems Availability) and 10 (Call Service Availability) of Exhibit F-1 and Section 1.1(a) of Exhibit B (Daily Settlement) and, with respect to JCPenney, shall mean point of sale functions.

“Datamart” means the database with respect to Cardholders which contains demographic, risk and payment information with respect to Cardholders.

 “Direct Coupon” means a Catalog or Internet dollar off coupon provided to Cardholders by JCPenney or one or more of its Affiliates as a sales promotion.

 “Dual Card” means any Credit Card issued under the Dual Card Program.

“Dual Card Account” means and includes any and all of the following, whether now existing or hereafter created:  (i) Dual Card Agreements; (ii) Dual Card Account Documentation; (iii) accounts, accounts receivable, Indebtedness in respect of Dual Card Accounts, other receivables, contract rights, obligations, choses in action, general intangibles, chattel paper, instruments, documents and notes, and contract rights related to, comprising, securing or evidencing the obligations or the receivables arising under or from any Dual Card Agreements or Dual Card Account Documentation and all proceeds of all of the foregoing; (iv) any and all rights as to any goods or other property which is represented thereby or is security or collateral therefor; (v) all guarantees, claims, security interests or other security held by or granted to Bank to secure payment by any Person with respect thereto; (vi) the right to collect all amounts charged with a Dual Card with respect to an Incidental Marketing Program; and (vii) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank may now or at anytime hereafter be entitled in respect of the foregoing.  For the avoidance of doubt, it is acknowledged and agreed that, unless otherwise provided, Dual Card Accounts shall include Dual Card Accounts that are Written-Off Accounts.

“Dual Card Account Documentation” means any Account Documentation in respect of a Dual Card Account.

“Dual Card Agreements” means Credit Card Agreements in respect of Dual Card Accounts.

“Dual Cardholder” means any natural person who (a) has at any time entered into a Dual Card Agreement, (b) is obligated under or with respect to a Dual Card Account, (c) is issued and is authorized to use a Dual Card, or (d) is authorized to use a Dual Card by a consumer who has been issued a Dual Card.

“Dual Card Program” means a customized private label revolving credit program involving credit cards branded with the names of JCPenney and the Association pursuant to which Bank shall extend credit for purchases from entities other than JCPenney and other Authorized Entities who accept cards bearing the name of the Association while still extending credit for purchases from JCPenney and other Authorized Entities without processing the credit card transactions through the Association’s networks and, accordingly, without subjecting JCPenney and other Authorized Entities to the Association’s interchange fees in respect of  such transactions.

 “Effective Date” means the date set forth in the preamble to this Agreement.

“Eligible Department Store/Catalog/Internet Aggregate Sales Volume” means, with respect to any fiscal year, an amount equal to the aggregate dollar volume of all sales of Goods and/or Services, net of returns and adjustments, by JCPenney or any other Authorized Entity during such period; provided that “Eligible Department Store/Catalog/Internet Aggregate Sales Volume” shall not include sales by DMS or Drug Chain.

“Eligible Department Store/Catalog/Internet Sales Volume” means, with respect to any period, an amount equal to the aggregate dollar volume of sales of Goods and/or Services, net of returns and adjustments, during such period (i) through JCPenney department stores and catalogs and (ii) through JCPenney operated Internet sites that accept the Credit Card.

 “Eligible Promotional Sales” means the sale of Goods and/or Services which Bank and JCPenney mutually agree are eligible for AFF Skip Pay Promotions, AFF With Pay Promotions, True Free Skip Pay Promotions and True Free With Pay Promotions.

“Event of Default” shall have the meaning given to it in Section 9.1 of this Agreement.

“Exercise Notice” shall have the meaning given to it in Section 10.2 of this Agreement.

“Existing Account” means any credit card account (including the Indebtedness thereon) that was acquired by or on behalf of Bank pursuant to the Credit Card Asset Purchase and Sale Agreement.

“FDR” means First Data Resources, Inc.

“First Eight Amendment(s)”  shall have the meaning given to it in Section 1.4(b) of this Agreement.

“Fiscal Month” means a month as set forth in the JCPenney internal financial calendar to establish its financial reporting periods, as more particularly set forth in Exhibit EE.

“Fiscal Year” means a JCPenney fiscal year (a 52 or 53 week period) beginning at the start of the February Fiscal Month and ending on the last Saturday at the end of the following January Fiscal Month, as more particularly set forth in Exhibit EE.

“Floor Release Limit” means the maximum amount of credit for any single credit-transaction authorized by Bank whereby JCPenney or another Authorized Entity may release Goods and/or Services to Cardholders, and debit the amount thereof to Cardholders’ Accounts, without securing prior approval by Bank as set forth in the Authorization Procedures as set forth in Exhibit P.

“Force Majeure Event” shall have the meaning given to it in Section 10.6(a) of this Agreement.

“Freeze Period” means, for the 1999 Fiscal Year, the October, November, December and January Fiscal Months, and annually thereafter, the November, December and January Fiscal Months.

“Fully Date Capable” and “Full Date Capability” mean, with respect to the processing of date and date-related data (including, but not limited to, calculation, comparing and sequencing) by the systems, hardware and software products material to a Person’s performance of the Interim Processing Agreement and this Agreement that they will:  (i) accurately manipulate data with dates prior to, through and beyond January 1, 2000; (ii) successfully transition into the Year 2000 with the correct system date, including leap year calculations; and (iii) provide date adjustments results when moving forward and backward in time across the Year 2000.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Guaranty” means that certain GE Capital Guaranty in favor of JCPenney with respect to this Agreement and Program set forth in Exhibit GG.

“Goods and/or Services” means all merchandise and services that may be purchased with Credit Cards or charged to Personal Payment Plan Accounts, including any products, merchandise and/or services that may be purchased under an Incidental Marketing Program (including, without limitation, credit and other insurance products and membership services), and any sales tax and/or shipping and handling amounts included thereon.

“Inactive Account” means an Account which is not an Active Account.

“Incidental Marketing Program” means any products or services other than the Credit Card that are marketed to Cardholders whether at a JCPenney location or not, including, credit insurance and insurance programs, credit card protection plans, legal services, auto clubs, extended warranties, other services.

“Indebtedness” means, with respect to an Account, any and all amounts owing from time to time by a Cardholder in respect of an Account, including, without limitation, any unpaid balances (whether as a result of purchasing Goods and/or Services, including participating in an Incidental Marketing Program or Balance-Building Program or conducting Dual Card Cash/Quasi-Cash Transactions), finance charges, late fees, returned check fees, and any other charges to an Account, whether accrued or billed.

“Indemnified Losses” shall have the meaning given to it in Section 11.1 of this Agreement.

“Initial Term” shall have the meaning given to it in Section 10.1 of this Agreement.

“In-Store Payment” means any payment on an Account made by a Cardholder (or other person acting on behalf of a Cardholder) at a JCPenney Location so designated by JCPenney.

“Interim Processing Agreement” means that certain Interim Processing Agreement between Bank and JCPenney dated as of Closing Date, which is specified in Section 12.24 of this Agreement.

“JCPenney” means J. C. Penney Corporation, Inc., a Delaware corporation, formerly known as J.C. Penney Company, Inc.

“JCPenney Bank” means JCPenney Card Bank, N.A., a national banking association.

“JCPenney Contribution” shall have the meaning given to it in Section 4.2(a) hereof.

“JCPenney Customer Information” means the names, addresses and other Cardholder identification information maintained by or for JCPenney, customer purchase information (including JCPenney Purchases) and Charge Transaction Data retained by JCPenney, and all other personal or financial information concerning JCPenney customers, Cardholders and prospective Cardholders maintained by or for JCPenney, including, but not limited to information retained from Credit Card Applications, Account payment history information received from Bank, and Cardholder demographic information received from Bank or from any other Person, but only to the extent that JCPenney may receive such information in accordance with Applicable Law.

“JCPenney Location(s)” means all retail stores and all sites for mail order, catalog, Internet (including websites) and other direct access medium within the United States that are owned or operated by JCPenney or any other Authorized Entity.

“JCPenney Program Coordinator” shall have the meaning given to it in Section 3.18(a) of this Agreement.

“JCPenney Purchase(s)” means a purchase by a Cardholder of Goods and/or Services from JCPenney or another Authorized Entity, including under Incidental Marketing Programs, as to which Bank advances funds and debits an Account under the Program whether such purchase occurs at a JCPenney Location, by mail order, by telephone order, by computer or other direct access method or by any other medium or method through which a purchase of Goods and/or Services or products or services under an Incidental Marketing Program can be effected.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, secured or unsecured, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether the same would be required by Generally Accepted Accounting Principles (“GAAP”) to be reflected in financial statements or disclosed in the notes thereto.

“Loyalty Coupon” shall have the meaning given to it in Schedule 5.1.

“Marketing Plan” shall have the meaning given to it in Section 2.4(a) of this Agreement.

“Marketing Plan Date” shall have the meaning given to it in Section 2.5(a) of this Agreement.

“Marketing Workgroup” shall have the meaning given to it in Exhibit I of this Agreement.

“Marks” shall have the meaning given to it in Section 12.16 of this Agreement.

“Masterfile” shall have the meaning given to it in Section 3.10 of this Agreement.

 “New Account” means (a) Accounts created by Bank in connection with the conversion by Bank of Existing Accounts, and (b) all other Accounts originated by Bank.

 “Operating Procedures” means the instructions and procedures established pursuant to Section 3.12 of the Agreement, as amended, restated, modified or supplemented from time to time.

“Participation Fee” shall have the meaning given to it in Article IV of this Agreement.

“Peer Group Program” shall have the meaning given to it in Section 3.3 of this Agreement.

“Performance Standards” means the standards for the service levels to be provided by Bank, directly or indirectly, in connection with the Program, as specified in Exhibit F hereto, as may be amended, restated, supplemented or modified.

“Person” means and includes any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or government or any department or agency thereof.

“Personal Payment Plan Account” means and includes any and all of the following, whether now existing or hereafter created: (i) Personal Payment Plan Account Agreements; (ii) Personal Payment Plan Account Documentation; (iii) accounts, accounts receivable, Indebtedness in respect of Personal Payment Plan Accounts, other receivables, contract rights, obligations, choses in action, general intangibles, chattel paper, instruments, documents and notes, and contract rights related to, comprising, securing or evidencing the obligations or the receivables arising under or from any Personal Payment Plan Account Agreements or Personal Payment Plan Account Documentation and all proceeds of all of the foregoing; (iv) any and all rights as to any goods or other property which is represented thereby or is security or collateral therefore; (v) all guarantees, claims, security interests or other security held by or granted to Bank to secure payment by any Person with respect thereto; and (vi) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank may now or at anytime hereafter be entitled in respect of the foregoing. For the avoidance of doubt, it is acknowledged and agreed that, unless otherwise provided, Personal Payment Plan Accounts shall include Personal Payment Plan Accounts that are Written-Off Accounts.

 “Policy Committee” shall have the meaning given to it in Exhibit I.

“Potentially Competing Financing Statement” means any financing statement in favor of any Person that covers any of the Bank Property or that would cover such property if, contrary to the intent of the parties to the Agreement, JCPenney were determined to have any rights therein.

“Potentially Competing Security Interest” means any security interest in favor of any Person that attaches to any of the Bank Property or that would attach to such property, if contrary to the intent of the parties to the Agreement, JCPenney were determined to have any rights therein.

 “Privilege Card Program” means the customer loyalty recognition program that is operated by JCPenney as of the Closing Date.

“Private Label Account” means and includes any and all of the following, whether now existing or hereafter created:  (i) Private Label Credit Card Agreements; (ii) Private Label Account Documentation; (iii) accounts, accounts receivable, Indebtedness in respect of Private Label Accounts, other receivables, contract rights, obligations, choses in action, general intangibles, chattel paper, instruments, documents and notes, and contract rights related to, comprising, securing or evidencing the obligations or the receivables arising under or from any Private Label Credit Card Agreements or Private Label Account Documentation and all proceeds of all of the foregoing; (iv) any and all rights as to any goods or other property which is represented thereby or is security or collateral therefore (v) all guarantees, claims, security interests or other security held by or granted to Bank to secure payment by any Person with respect thereto; (vi) the right to collect all amounts charged with a Private Label Credit Card with respect to an Incidental Marketing Program; and (vii) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank may now or at anytime hereafter be entitled in respect of the foregoing.

“Private Label Cardholder” means any natural person who (a) has at any time entered into a Private Label Credit Card Agreement, (b) is obligated under or with respect to a Private Label Account, (c) is issued and is authorized to use a Private Label Credit Card, or (d) is authorized to use a Private Label Credit Card by a consumer who has been issued a Private Label Credit Card.

“Private Label Credit Card” means any Credit Card issued under the Private Label Program by Bank for use to make purchases from JCPenney and other Authorized Entities.

“Private Label Credit Card Agreement” means a Credit Card Agreement in respect of a Private Label Account.

“Private Label Credit Card Application” means a Credit Card Application in respect of a Private Label Account.

“Private Label Program” means the open-end revolving private label credit card programs established by Bank pursuant to this Agreement under which Credit Cards are or were issued for use primarily to make purchases at JCPenney and are not generally usable outside the operations of JCPenney and other Authorized Entities.  The term “Private Label Program” includes the extension of credit by Bank to Private Label Cardholders, billings, collections, accounting between the parties and all aspects of the customized revolving credit plan contemplated herein.

“Program” means, collectively, the Private Label Program, the Dual Card Program and the Personal Payment Plan Program.

“Program Coordinators” shall have the meaning given to it in Section 3.18 of this Agreement.

“Promotions Fee(s)” means, with respect to any remittance by JCPenney in respect of Charge Transaction Data, the AFF Skip Pay Fee, the AFF With Pay Fee, the True Free Skip Pay Fee, and the True Free With Pay Fee.

“Purchase(s)” means a purchase by a Cardholder of Goods and/or Services, including under Incidental Marketing Programs, as to which Bank advances funds and debits an Account under the Program.

“Regulation” means regulations promulgated under the Act (as the same may be amended from time to time).

 “Relationship Agreements” means the Credit Card Asset Purchase and Sale Agreement, this Agreement, the Interim Processing Agreement, the Commercial Program Agreement and the GE Capital Guaranty.

“Relaunch” means the proactive re-introduction of Accounts and Credit Cards under the direction of Bank and its Affiliates, all as more particularly set forth in Section 2.6(b) and Exhibit O of this Agreement.

“Renewal Term” shall have the meaning given to it in Section 10.1 of the Agreement.

“Repayment Period” means the period of time established with respect to each JCPenney Purchase under a Personal Payment Plan Account during which the Personal Payment Plan Accountholder shall be required to repay to Bank the amount charged to such Personal Payment Plan Account for such JCPenney Purchases authorized to be charged to such Personal Payment Plan Account, and all other amounts payable thereunder.

 “Second Effective Date” shall have the meaning given to it in the preamble to this Agreement.

 “Services” shall have the meaning given to it in Section 2.1(e) of this Agreement.

“Settlement Procedures” means the procedures pursuant to which JCPenney and Bank will settle with one another with respect to transactions under the Program, as specified in Exhibit B.

 “Solvent” as to a Person, means (a) the present fair salable value of such Person’s assets is in excess of the total amount of its liabilities, (b) such a Person is presently able generally to pay its debts as they become due and (c) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all business in which such Person is about to engage.  The phrase “present fair salable value” of a Person’s assets is intended to mean that value which can be obtained if the assets are sold within a reasonable time in arm’s length transactions in an existing and not theoretical market.

 “True Free Skip Pay Fee” means, in respect of any amount of Charge Transaction Data, an amount equal to the product of (a) the total dollar amount of Charge Slips in respect of Eligible Promotional Sales subject to a True Free Skip Pay Promotion, multiplied by (b) the percentages specified in Exhibit U applicable to the deferral time period for that promotion.

“True Free Skip Pay Promotion” means a credit promotion pursuant to which a Cardholder does not pay finance charges on new purchases and also is not required to make minimum payments.

“True Free With Pay Fee” means, in respect of any amount of Charge Transaction Data, an amount equal to the product of (a) the total dollar amount of Charge Slips in respect of Eligible Promotional Credit Sales subject to a True Free With Pay Promotion, multiplied by (b) the percentages specified in Exhibit U applicable to the deferral time period for that promotion.

“True Free With Pay Promotion” means a credit promotion pursuant to which a Cardholder does not pay finance charges on new purchases for a specified period but must make minimum payments.

“Uniform Commercial Code” or “UCC” has the meaning given to it in Section 8.1(a) of this Agreement.

“United States” or “U.S.” has the meaning given to it in Section 2.1(d) of this Agreement.

“Written-Off Accounts” means, collectively, (a) Accounts written off by Bank pursuant to its write-off policies, and (b) Accounts written off by JCPenney or JCPenney Bank prior to the date hereof.

IN WITNESS WHEREOF, Bank and JCPenney have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

J. C. PENNEY CORPORATION, INC.

By:  /s/ T. A. Clerkin
Name:  Thomas Clerkin
Title: SVP - Finance

GE MONEY BANK

By: /s/ Margaret M. Keane
Name: Margaret M. Keane
Title: EVP, GEMB